Exhibit 99.4

EXECUTION COPY

CONFIDENTIAL

ROYAL BANK OF CANADA Three World Financial Center 200 Vesey Street, 10th Floor New York, New York 10281	BMO CAPITAL MARKETS BANK OF MONTREAL 3 Times Square, 28th Floor New York, NY 10036

October 4, 2011

Number Holdings, Inc.
c/o Ares Corporate Opportunities Fund III, L.P.
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA  90067

Attention:  Adam Stein, Partner

Project Number
Credit Facilities Commitment Letter

Ladies and Gentlemen:

You have advised Royal Bank of Canada (“Royal Bank”), RBC Capital Markets* (“RBCCM”), Bank of Montreal (“BMO”), and BMO Capital Markets (“BMO Capital” and, together with Royal Bank, RBCCM, BMO and any other initial lender or joint bookrunner that becomes a party hereto after the date hereof, “we”, “us” or the “Commitment Parties”) that a newly created entity (“Parent” or “you”), formed at the direction of Ares Corporate Opportunities Fund III, L.P. (“ACOF III”), the Canada Pension Plan Investment Board (“CPPIB”) and their respective affiliates (collectively, the “Sponsors”; ACOF III and its affiliates, and CPPIB and its affiliates, respectively, each, a “Sponsor”) intends to acquire (the “Acquisition”), directly or indirectly, an entity previously identified to us by the Sponsors as “Number”, a corporation incorporated in state of California (the “Target”), from the equity holders of such entity (collectively, the “Seller”).  You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summaries of Principal Terms and Conditions attached hereto as Exhibits B, C and D (the “Term Sheets”; this commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit E, collectively, the “Commitment Letter”).

* RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

1.	Commitments.

In connection with the Transactions, Royal Bank and BMO are pleased to advise you of their respective several (and not joint and several) commitments to provide to you the portion of each of the of the $150,000,000 ABL Facility, the $525,000,000 First Lien Term Facility and the $250,000,000 Bridge Facility set forth in the table below, in each case subject only to the satisfaction or waiver of the conditions set forth in Section 6:

	ABL Facility	First Lien Term Facility	Bridge Facility
Royal Bank	2/3	2/3	2/3
BMO	1/3	1/3	1/3

Each of Royal Bank and BMO is referred to herein as an “Initial Lender” (subject to the provisions of the last sentence of Section 2 below), with references to each of Royal Bank and BMO with respect to the ABL Facility being herein called an “Initial ABL Lender”, with respect to the First Lien Term Facility being herein called an “Initial First Lien Term Lender”, and with respect to the Bridge Facility being herein called an “Initial Bridge Lender”.

2.	Titles and Roles.

It is agreed that (i) RBCCM and BMO Capital will act as the co-lead arrangers for each of the Credit Facilities (in such capacity, the “Co-Lead Arrangers”), (ii) RBCCM and BMO Capital will act as the joint bookrunners for each of the Credit Facilities (in such capacity, the “Joint Bookrunners”), (iii) Royal Bank will act as sole administrative agent and collateral agent for the ABL Facility (in such capacity, the “ABL Administrative Agent”), (iv) Royal Bank will act as sole administrative agent and sole collateral agent for the First Lien Term Facility (in such capacity, the “First Lien Administrative Agent”) and (v) Royal Bank will act as sole administrative agent for the Bridge Facility (in such capacity, the “Bridge Administrative Agent” and, together with the ABL Administrative Agent and First Lien Administrative Agent, the “Administrative Agents”).  It is further agreed that Royal Bank shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Credit Facilities.  You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Credit Facilities unless you and we shall so agree, except, with respect to titles, as provided under the section entitled “Syndication Agent, Documentation Agent or Co-Documentation Agents” in each of Exhibits C and D.  Notwithstanding anything to the contrary herein, on or prior to the date which is 20 days after the date hereof, you may appoint up to two additional lead arrangers and bookrunners, in each case, in consultation with the Co-Lead Arrangers, and allocate economics not to exceed 30% with respect thereto (it being understood that, to the extent you appoint such additional joint lead arrangers and joint bookrunners, the commitments of the Initial Lenders in respect of the applicable Credit Facilities will be reduced by the amount of the commitments of such appointed entities (or their relevant affiliates), with such reduction allocated to reduce the commitments of the Initial Lenders at such time on a pro rata basis according to the respective amounts of their commitments, upon the execution and delivery by such financial institution (and any relevant affiliate) of customary joinder documentation and, from and after the effectiveness thereof, each such financial institution (and any relevant affiliate) shall constitute a “Co-Lead Arranger” and “Joint Bookrunner” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” and “Commitment Party” hereunder); provided that after giving effect to any and all such appointments, Royal Bank shall retain not less than 50% and BMO shall retain not less than 20% of the aggregate economics in respect of the Credit Facilities.

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3.	Syndication.

The Co-Lead Arrangers reserve the right, prior to or after the Closing Date (as defined below), to syndicate all or a portion of their respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Co-Lead Arrangers in consultation with you and reasonably acceptable to you, and you agree to use commercially reasonable efforts to provide the Co-Lead Arrangers with a period of 15 consecutive business days (such business days (i) not to include any day from November 21, 2011 through November 25, 2011 and (ii) to either conclude on or before December 19, 2011 or commence on or after January 4, 2012) following the receipt of the Information Memorandum (as defined below) in a form customarily delivered in connection with senior secured bank financings and senior unsecured bridge financings and prior to the Closing Date to syndicate the Credit Facilities; provided that (a) we agree not to syndicate our commitment to certain banks, financial institutions and other institutional lenders, investors and competitors of the Borrower, the Target or any of their respective subsidiaries that have been specified to us by you in writing at any time prior to the date hereof (or as are otherwise mutually agreed between the Borrower and the Co-Lead Arrangers thereafter and added to such list in writing, each party acting reasonably) (“Disqualified Lenders”) and (b) notwithstanding the Co-Lead Arrangers’ right to syndicate the Credit Facilities and receive commitments with respect thereto, (i) an Initial Lender shall not be relieved or released from its obligations hereunder (including its obligation to fund its portion of the Credit Facilities on the date of the consummation of the Acquisition with the proceeds of the initial funding under the Credit Facilities (the date of such funding, the “Closing Date”) in connection with any syndication, assignment or participation of the Credit Facilities, including its commitment in respect thereof, until after the Closing Date has occurred, (ii) no assignment shall become effective with respect to all or any portion of such Initial Lender’s commitments in respect of the Credit Facilities until the initial funding of the Credit Facilities and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein prior to the Syndication Date (as defined below), it is understood that the Initial Lenders’ respective commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facilities and in no event shall the commencement or successful completion of syndication of the Credit Facilities constitute a condition to the availability of the Credit Facilities on the Closing Date.  The Co-Lead Arrangers may commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is our intent to have Lenders commit to the Credit Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph).  Until the earliest of (i) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved, (ii) the date on which Royal Bank reasonably determines that a Successful Syndication cannot be achieved, and (iii) the 60th day following the Closing Date (the “Syndication Date”), you agree to actively assist the Co-Lead Arrangers in completing a timely syndication that is reasonably satisfactory to us and you.  Such assistance shall include, without limitation, until the Syndication Date (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and, to the extent practical and appropriate, the Target’s and the Sponsors’ existing lending and investment banking relationships, (b) direct contact between senior management, certain representatives and certain advisors of you, on the one hand, and the proposed Lenders, on the other hand, (and your using commercially reasonable efforts to arrange for contact between senior management of the Target, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and locations mutually agreed upon, (c) your assistance (including the use of commercially reasonable efforts to cause the Target to assist) in the preparation of the Information Materials (as defined below) and other customary offering and marketing materials to be used in

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connection with the syndication, (d) your using commercially reasonable efforts to obtain, at your expense, prior to the date that is at least 20 business days prior to the Closing Date, ratings for the First Lien Term Facility, Bridge Facilities and the Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating and a public corporate family rating in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Co-Lead Arrangers, of a reasonable number of meetings and conference calls to be mutually agreed upon of prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause the officers of the Target to be available for such meetings), and (f) your ensuring that, prior to the Syndication Date, there will not be any competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of you or any of your subsidiaries (and your using commercially reasonable efforts to cause the Target to ensure that there will not be any competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities of the Target or its subsidiaries) being offered, placed or arranged (other than the Credit Facilities, the Notes or any “demand securities” issued in lieu of the Notes, indebtedness disclosed or otherwise permitted under the Draft Acquisition Agreement (as defined in Exhibit A) or other indebtedness that has otherwise been consented to by the Co-Lead Arrangers) without the consent of the Co-Lead Arrangers, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Credit Facilities or the offering of the Notes.  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including commercially reasonable efforts to obtain the ratings referenced above) shall not constitute a condition to the commitments hereunder or the funding of the Credit Facilities on the Closing Date and shall terminate on the Syndication Date.

Except as otherwise expressly provided herein, the Co-Lead Arrangers, in their capacity as such, will manage all aspects of any syndication of the Credit Facilities, in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consultation rights set forth in the second preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.  To assist the Co-Lead Arrangers in their syndication efforts, you agree to promptly prepare and provide (and to use commercially reasonable efforts to cause the Target to provide) to us, in each case prior to the Syndication Date, such customary information with respect to the Borrower, the Target and each of their respective subsidiaries and the Transactions, including all financial information and projections prepared by you (including financial estimates, financial models, forecasts and other forward-looking information, the “Projections”), as the Co-Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Credit Facilities.  For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding you, any Sponsor or the Target or your respective affiliates.  Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Credit Facilities shall be those required to be delivered pursuant paragraph 7 of Exhibit E.

You hereby acknowledge that (a) the Co-Lead Arrangers will make available Information (as defined below), Projections and other offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Credit Facilities (any such memorandum, an “Information Memorandum”, and such Information, Projections, other offering and marketing material and Information Memorandum, collectively with the Term Sheets, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Merrill DataSite, IntraLinks, Debt X, SyndTrak Online or by similar electronic

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means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available or (ii) is not material with respect to you, the Borrower, the Target or your or their respective subsidiaries or securities for purposes of United States federal and state securities laws (collectively, the “Public Side Information”; any information that is not Public Side Information, “Private Side Information”)) and who may be engaged in investment and other market related activities with respect to you, the Borrower, the Target or your or their respective subsidiaries or securities (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”).  You will be solely responsible for the contents of the Information Materials, and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

At the request of the Co-Lead Arrangers, you agree to assist (and to use commercially reasonable efforts to cause the Sponsors and the Target to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Credit Facilities that includes only Public Side Information with respect to you, the Borrower, the Target and/or any of your or their respective subsidiaries or securities to be used by Public Siders.  It is understood that in connection with your assistance described above, customary authorization letters will be included in any Information Materials that (i) contain a customary representation by you to the Commitment Parties that any Public Side Information does not include any Private Side Information (other than information about the Transactions, the Credit Facilities or the Notes), and (ii) exculpate us and our affiliates with respect to any liability related to the use of the contents by the recipients thereof, and exculpate you and your affiliates, Merger Sub and its affiliates, the Target and its affiliates (including, without limitation, the Seller), and the Investors and their respective affiliates, in the event of any unauthorized use or misuse of any of the Information Materials or related offering and marketing materials by the recipients thereof.  Before distribution of any Information Materials, at our request, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof.  By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as containing only Public Side Information (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”).  We will not make any materials not marked “PUBLIC” available to Public Siders.

You acknowledge and agree that the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise either of the Co-Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders, provided you have been given a reasonable opportunity to review such materials and comply with federal securities laws’ disclosure obligations: (a) administrative materials prepared by the Co-Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Credit Facilities’ terms and conditions, (c) drafts and final versions of the Facilities Documentation and (d) financial statements of the Target and/or its subsidiaries included in public filings with the United States Securities and Exchange Commission.  If you advise either of the Co-Lead Arrangers in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your consent.

4.	Information.

You hereby represent and warrant that (with respect to information relating to the Target or any of its subsidiaries or any controlled affiliate of any thereof, subject to compliance with applicable law, to

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your knowledge after reasonable inquiry), (a) all written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”) that has been or will be made available to any Commitment Party, directly or indirectly, by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections contained in the Information Memorandum that have been or will be made available to us by you or your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time when made, it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material.  You agree that, if at any time prior to the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect (with respect to information relating to the Target or any of its subsidiaries or any controlled affiliate of any thereof, subject to compliance with applicable law, to your knowledge, after reasonable inquiry) if the Information and the Projections contained in the Information Memorandum were being furnished, and such representations were being made, at such time, then you will (or, with respect to the Information and such Projections relating to the Target, will use commercially reasonable efforts to) promptly supplement the Information and Projections such that such representations and warranties are (with respect to information relating to the Target or any of its subsidiaries or any controlled affiliate of any thereof, subject to compliance with applicable law, to your knowledge, after reasonable inquiry) correct in all material respects under those circumstances.  In arranging and syndicating the Credit Facilities, each of the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections contained in the Information Memorandum without responsibility for independent verification thereof.

5.	Fees.

As consideration for the commitment of the Initial Lenders hereunder and for the agreement of the Co-Lead Arrangers and the Joint Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Fee Letter dated the date hereof and delivered herewith with respect to the Credit Facilities (including any annexes thereto, the “Fee Letter”), if and to the extent payable.  Once paid, except as provided in the Fee Letter, such fees shall not be refundable under any circumstances.  Notwithstanding anything to the contrary herein or otherwise, but subject to the proviso below, if the Transactions are not consummated and the Closing Date does not occur, no fees, costs or expenses (including, without limitation, fees, costs, expenses or disbursements of counsel) shall be payable or reimbursable by you pursuant to this Commitment Letter or any other agreement entered into between you and any of the Co-Lead Arrangers, any Administrative Agent, any Commitment Party and/or any of their respective affiliates; provided that third-party fees and expenses incurred in connection with field examinations and inventory appraisals (including desktop appraisals) shall be paid and reimbursed whether or not the Closing Date occurs in an aggregate amount of up to $50,000, unless the Closing Date does not occur as a result of a failure by the Initial Lenders to fund the Credit Facilities in breach of their obligations under this Commitment Letter.

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6.	Conditions.

Our commitments and undertakings hereunder are subject solely to (a) (i) with respect to the ABL Facility only, the conditions set forth in the section entitled “Conditions to All Borrowings” in Exhibit B hereto, (ii) with respect to the First Lien Term Facility only, the conditions set forth in the section entitled “Conditions to Borrowing” in Exhibit C hereto, and (iii) with respect to the Bridge Facility only, the conditions set forth in the section entitled “Conditions to Borrowing” in Exhibit D hereto, (b) delivery of a customary borrowing/issuance notice (subject, on the Closing Date, to the Certain Funds Provisions (as defined below)); provided that such notice shall not include any representation or statement as to the absence (or existence) of any default or event of default under the Facilities Documentation, and (c) the conditions set forth in Exhibit E hereto, and upon satisfaction (or waiver by the Co-Lead Arrangers) of such conditions, the initial funding of the Credit Facilities shall occur.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which shall be a condition to the availability and funding of the Credit Facilities on the Closing Date shall be (A) such of the representations made by the Target or any other party to the Acquisition Agreement in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement and (B) the Specified Representations (as defined below) made by the Borrower in the Facilities Documentation and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability or funding of the Credit Facilities on the Closing Date if the conditions set forth in Section 6 are satisfied or waived by the Co-Lead Arrangers.  Notwithstanding anything to the contrary herein or otherwise, to the extent any security interest in any Revolver Collateral and Remaining Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interest in the equity interests of the Borrower and each of its subsidiaries (to the extent required by the Term Sheets) and other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing (which shall, in any event, be not less than 90 days after the Closing Date or such later date as the ABL Administrative Agent, the First Lien Administrative Agent and the Borrower mutually agree upon in good faith) to be mutually agreed by the ABL Administrative Agent, the First Lien Administrative Agent and the Borrower acting reasonably.  For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and its restricted subsidiaries to be set forth in the Facilities Documentation relating to organizational status of the Borrower; absence of conflicts with charter documents; organizational power and authority; due authorization, execution, delivery and enforceability, in each case, related to the entering into and performance of the Facilities Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; Federal Reserve margin regulations; Investment Company Act; subject to the parenthetical in the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral; and the status of the Credit Facilities and the guarantees thereof provided for in Exhibits B, C and D hereto, respectively, as senior debt; provided, that creation, validity and perfection of security interests in the Collateral shall not be a Specified Representation with respect to the Bridge Facility.  This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

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7.	Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Credit Facilities, you (the “Indemnifying Party”) agree (a) to indemnify and hold harmless each Commitment Party, their respective affiliates and the respective officers, directors, employees, agents, advisors and other representatives of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions or any related transaction contemplated hereby, the Credit Facilities or any use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person within 30 days following written demand (together with back-up documentation supporting such reimbursement request) for any reasonable, documented and invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, in the case of a conflict of interest, one additional firm of counsel to the affected Indemnified Persons taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, or other reasonable, documented and invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they (i) have been determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective equityholders, officers, directors, partners, employees, agents, advisors or other representatives or (B) a breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates under this Commitment Letter, the Term Sheets, the Fee Letter or the Facilities Documentation or (ii) relate to any Proceeding between or among Indemnified Persons other than (A) claims against the Initial Lenders or their respective affiliates, in each case in their capacity or in fulfilling their role as the agent or arranger or any other similar role under the Credit Facilities (excluding their role as a Lender) to the extent such persons are otherwise entitled to indemnification under clause (a) of Section 7 and (B) claims arising out of any act or omission on the part of you, the Borrower or your or its respective subsidiaries, and (b) if the Transactions are consummated and the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable, documented and invoiced out-of-pocket expenses, due diligence expenses, inventory appraisals, collateral field work and audits, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of Paul Hastings LLP, counsel to the Commitment Parties identified in the Term Sheets, and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions), in each case incurred in connection with the Credit Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”).  The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such

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Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective equityholders, officers, directors, partners, employees, agents, advisors or other representatives (as determined by a final non-appealable judgment of a court of competent jurisdiction) and (ii) none of you (or any of your subsidiaries or affiliates), the Target (or any of its subsidiaries or affiliates), the Borrower (or any of its subsidiaries or affiliates), the Investors (or any of their respective subsidiaries or affiliates) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Credit Facilities and the use of proceeds thereunder), or with respect to any activities related to the Credit Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 7.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement or consent to the entry of any judgment of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability arising out of such Proceedings and (ii) does not include any statement as to, or any admission of, fault, culpability, wrongdoing or a failure to act by or on behalf of such Indemnified Person.

Each Indemnified Person shall, in consultation with you, give (subject to confidentiality or legal restrictions) such information and assistance to you as you may reasonably request in connection with any Proceeding in connection with any losses, claims, damages and liabilities.

8.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Target and your and their respective affiliates may have conflicting interests regarding the transactions described herein and otherwise.  None of the Commitment Parties or their respective affiliates will use confidential information obtained from you, the Target or your or its affiliates and representatives by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their respective affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent expressly permitted below.  You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you or the Target.  You agree that the Commitment Parties will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Target, your and their respective equity holders or your and their respective affiliates.  You acknowledge and agree that (i) the transactions contemplated by this

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Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction, each Commitment Party and its applicable affiliates (as the case may be) are acting solely as a principal and not as agents or fiduciaries of you, the Target, your and their respective management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Target on other matters), except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal, accounting, financial advisory, regulatory and tax advisors to the extent you deem appropriate.  You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto.  You agree that you will not claim, and hereby waive any such claim, that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

9.	Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheets, the other exhibits and attachments hereto and the contents of each thereof to any person or entity without prior written approval of the Co-Lead Arrangers (such approval not to be unreasonably withheld, delayed or conditioned), except (a) to the Investors, and to your and any of the Investors’ affiliates and your and their respective officers, directors, agents, employees, attorneys, accountants, advisors, members, partners, stockholders, controlling persons or equity holders and to actual and potential co-investors who are directly involved in the consideration of this matter and who are informed of the confidential nature of this Commitment Letter, the Fee Letter and the contents hereof and thereof and who are or have been advised of their obligation to keep the same confidential, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter) and the contents hereof to the Seller, the Target, its subsidiaries and its and their respective officers, directors, agents, employees, attorneys, accountants, advisors, members, partners, stockholders, controlling persons or equity holders who are informed of the confidential nature of this Commitment Letter, the Fee Letter and the contents hereof and thereof and who are or have been advised of their obligation to keep the same confidential, (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letter), in any offering memorandum related to the Notes, in any syndication or other marketing materials in connection with the Credit Facilities (including the Information Materials) or, to the extent permitted by applicable law, in connection with any public filing, (iii) you may disclose the Term Sheets and other exhibits and annexes to the Commitment Letter, and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining ratings for the Borrower, the Credit Facilities or the Notes, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions in offering and marketing materials for the Credit Facilities, the Notes or, to the extent permitted by applicable law, in any public filing, (v) you may make public disclosure of the existence and amount of the commitments hereunder and of the identity of the Administrative Agents, Co-Lead

10

Arrangers and Joint Bookrunners, in each case, subject to the prior written approval of the Co-Lead Arrangers (such approval not to be unreasonably withheld, delayed or conditioned), (vi) to the extent portions thereof have been redacted in a manner to be reasonably satisfactory to us (including the portions thereof addressing fees payable to the Commitments Parties and/or the Lenders), you may disclose the Fee Letter and the contents thereof to the Target, its respective subsidiaries and its and their respective officers, directors, agents, employees, attorneys, accountants, advisors, members, partners, stockholders, controlling persons or equity holders, on a confidential and need to know basis, (vii) notwithstanding any restriction in clauses (i) through (vi) above, you may disclose this Commitment Letter, the Fee Letter and their contents to the extent this Commitment Letter, the Fee Letter and their contents become publicly available other than by reason of disclosure by you in breach of this Commitment Letter, and (viii) you may disclose the Commitment Letter, the Fee Letter and their contents to the extent required by applicable law, rule or regulation, subpoena or other compulsory legal process, including, without limitation, to the extent required under applicable securities laws or by the United States Securities and Exchange Commission.  The provisions of this paragraph will expire and be of no further effect after 18 months of the date hereof.

The Commitment Parties and their affiliates will use all information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction or purporting to have jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Target, the Seller, any Investor or any of your or their respective affiliates (including those set forth in this paragraph) or to the extent any such information is developed independently by us, (d) to the extent that such information is received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Target, the Seller, any Investor or any of your or its respective affiliates or related parties, (e) to the Commitment Parties’ affiliates and to its and their respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party responsible for such person’s compliance with this paragraph), (f) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction (each a “Swap Counterparty”) relating to the Borrower or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that the disclosure of any such information to any Lenders, participants, assignees or Swap Counterparties or prospective Lenders, participants, assignees or Swap Counterparties referred to above shall be made

11

subject to the acknowledgment and acceptance by such Lender, participant, assignee or Swap Counterparties or prospective Lender, participant, assignee or Swap Counterparties that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party, including, without limitation, as expressly agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, (g) to rating agencies in connection with obtaining ratings for the Borrower, the Credit Facilities or the Notes, or (h) for purposes of establishing a “due diligence” defense in connection with or arising out of the issuance of securities or making of loans pursuant to this Commitment Letter or the Engagement Letter (as defined below).  In the event that the Credit Facilities are funded, the Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation, to the extent covered thereby, upon the initial funding thereunder.  Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after 18 months of the date hereof.

10.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by (i) subject to the limitations set forth in Section 3, an Initial Lender to any Lender, or (ii) you, to the Borrower, the Target or another entity that is the ultimate borrower, in each case, so long as such entity is, or will be, controlled by the Investors after giving effect to the Transactions and shall (directly or through a wholly-owned subsidiary) own the Target or be the successor to the Target) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, delayed or conditioned) (and any attempted assignment without such consent shall be null and void).  This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein).  Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Parties hereunder (provided that the Commitment Parties shall be liable for the actions or inactions of any such person whose services are so employed).  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you.  This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter (including the exhibits hereto), together with the Fee Letter and the Engagement Letter dated the date hereof, among RBC Capital Markets, LLC, BMO Capital Markets and you (the “Engagement Letter”), (i) are the only agreements that have been entered into among the parties hereto with respect to the Credit Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Credit Facilities and set forth the entire understanding of the parties hereto with respect thereto.  THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK; provided that the interpretation of any provision of the Acquisition Agreement, including, without limitation, the determination of the accuracy of any representation or warranty or the satisfaction

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of any condition contained therein (including, without limitation, any determination or dispute concerning a “Company Material Adverse Effect” (as defined in the Acquisition Agreement)) shall be governed by the laws of the State of California and Section 9.08 of the Acquisition Agreement shall govern with respect thereto.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law.  Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), sharing of information, absence of fiduciary relationships, affiliate activities, jurisdiction, governing law, venue, waiver of jury trial, survival, syndication and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or our commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date, (b) confidentiality of the Fee Letter and the contents thereof, (c) absence of a fiduciary relationship, and (d) the payment of annual agency fees to the Administrative Agents) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

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If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to RBCCM on behalf of the Commitment Parties, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on October 12, 2011.  The Initial Lenders’ commitments and the obligation of each of the Co-Lead Arrangers hereunder will expire at such time in the event that RBCCM, on behalf of the Commitment Parties, has not received such executed counterparts in accordance with the immediately preceding sentence.  If you do so execute and deliver to RBCCM this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (i) the termination of the Acquisition Agreement in accordance with its terms, (ii) the consummation of the Acquisition with or without the funding of the Credit Facilities and (iii) 11:59 p.m., New York City time, on the date that is 180 days following the date the Acquisition Agreement is executed (or, if earlier, the “Walk-Away Date” provided in the Acquisition Agreement) (such earliest time, the “Expiration Date”).  Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Co-Lead Arrangers to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing (including by email).

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

Royal Bank of Canada

By:	/s/ James S. Wolfe
Name: James S. Wolfe
Title: Managing Director

Bank of Montreal

By:	/s/ Michael Scolaro
Name: Michael Scolaro
Title: Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and agreed to as of
the date first above written:
Number Holdings, Inc.

By:	/s/ Adam Stein
Name: Adam Stein
Title: Vice President

[SIGNATURE PAGE TO COMMITMENT LETTER]

EXHIBIT A

Project Number
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter or in the Commitment Letter.  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

The Sponsors intend to consummate the Acquisition pursuant to an Agreement and Plan of Merger (the “Acquisition Agreement”) on terms no less favorable, taken as a whole, to Parent (as defined below) and Merger Sub (as defined below) than the draft dated October 2, 2011, sent via email by Proskauer Rose LLP to Latham & Watkins LLP and Paul Hastings LLP on October 4, 2011 at 9:31 p.m. (Pacific Daylight Time) (the “Draft Acquisition Agreement”) to be entered into by and among Number Merger Sub, Inc., a to be formed California corporation (“Merger Sub”), 99 Cents Only Stores, a California corporation (the “Target”) and Number Holdings, Inc., a to be formed Delaware corporation (“Parent”), pursuant to which (i) Merger Sub will be merged with and into the Target, with the Target as the surviving entity (the “Merger”; and such surviving entity, the “Surviving Corporation”), and (ii) following the Merger, each issued and outstanding share of common stock of the Target will be converted into the right to receive an amount in cash equal to an amount per share, without interest, in accordance with the terms of, and subject to adjustment as provided in, the Acquisition Agreement (the aggregate amount of cash so payable, the “Merger Consideration”), and the Surviving Corporation will become a wholly owned subsidiary of Parent.

In connection with the foregoing, it is intended that:

a)
The Sponsors and certain other investors (including members of the Target’s management) arranged by and/or designated by the Sponsors (collectively with the Sponsors, the “Investors”) will directly or indirectly make cash contributions (the “Equity Contribution”) to Parent (with all contributions to Parent to be in the form of equity other than disqualified capital stock (the definition of which is to be agreed upon)) in an aggregate amount equal to, when combined with the fair market value of the equity of management and existing equity holders of the Target and its subsidiaries rolled over (the “Rollover Equity”) or invested in connection with the Transactions (as defined below), at least 40% of the total consolidated pro forma debt and equity capitalization of Parent and its subsidiaries on the Closing Date after giving effect to the Transactions; provided, that, (i) for purposes hereof, debt shall exclude obligations under any hedges or swaps or similar arrangements and (ii) the fair market value of the Rollover Equity shall not exceed 20% of the aggregate Equity Contribution.

b)	The Borrower will obtain $150,000,000 in commitments under the senior secured first lien revolving credit facility described in Exhibit B to the Commitment Letter (the “ABL Facility”).

c)
The Borrower will obtain $525,000,000 in commitments under the senior secured first lien term loan facility described in Exhibit C to the Commitment Letter minus the Closing Date ABL Amount (as defined in Exhibit B to the Commitment Letter) (the “First Lien Term Facility” and, together with the ABL Facility, the “Senior Credit Facilities”).

d)
The Borrower will (i) issue and sell senior unsecured notes (the “Notes”) in a Rule 144A or other private placement on the Closing Date yielding $250,000,000 in gross cash proceeds and/or (ii) to the extent that Notes yielding less than $250,000,000 in gross cash proceeds are issued the Closing Date, obtain senior unsecured increasing rate bridge loans (the “Bridge Loans”) under a senior unsecured

A-1

credit facility described in Exhibit D to the Commitment Letter (the “Bridge Facility” and, together with the ABL Facility and First Lien Term Facility, the “Credit Facilities”) in an aggregate principal amount of $250,000,000 minus the aggregate principal amount of Notes (if any) issued on the Closing Date.

e)
After giving effect to the Transactions, all existing third party indebtedness for borrowed money of the Borrower, the Target and their respective subsidiaries (including the repayment of indebtedness existing under, and termination of all commitments to extend credit under, the Target’s existing credit facility, if any), other than (i) the ABL Facility, (ii) the First Lien Term Facility, (iii) the Bridge Facility and/or the Notes (or any “demand securities” issued in lieu of the Notes), (iv) indebtedness disclosed in or permitted to remain outstanding under the Draft Acquisition Agreement, and (v) other indebtedness to be agreed upon by the Borrower and the Co-Lead Arrangers, will be refinanced or repaid, and all security and guaranties in respect thereof discharged and released (the “Refinancing”).

f)
The proceeds of (i) the Equity Contribution, (ii) the ABL Facility, (iii) the First Lien Term Facility, (iv) the Bridge Facility and/or the Notes and (v) cash on hand at the Target and its subsidiaries on the Closing Date will be applied (x) to pay the Merger Consideration, (y) to pay the fees, costs and expenses incurred in connection with the Transactions (such fees, costs and expenses, the “Transaction Costs”), and (z) to pay for the Refinancing (the amounts set forth in clauses (x) through (z) above, collectively, the “Acquisition Funds”).

The borrower under the Credit Facilities shall be (and the term “Borrower” as used herein shall mean) (i) Merger Sub, prior to the Merger and (ii) the Surviving Corporation, by operation of law, after giving effect to the Merger.

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

A-2

EXHIBIT B

Project Number
ABL Facility
Summary of Principal Terms and Conditions1

Borrower:	(i) Merger Sub, prior to the Merger and (ii) the Surviving Corporation, by operation of law, after giving effect to the Merger (the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Co-Lead Arrangers and Joint Bookrunners:
RBC Capital Markets* (“RBCCM”) and BMO Capital Markets (“BMO Capital”) will act as the co-lead arrangers for the ABL Facility (the “Co-Lead Arrangers”) and joint bookrunners (the “Joint Bookrunners”), and will perform the duties customarily associated with such roles.

ABL Administrative Agent:
Royal Bank of Canada (“Royal Bank”) will act as sole and exclusive administrative agent and sole and exclusive collateral agent (in such capacity, the “ABL Administrative Agent”) and will perform the duties customarily associated with such roles.

Lenders:
A syndicate of financial institutions and investors, including Royal Bank or an affiliate thereof (collectively, the “Lenders”), arranged by the Co-Lead Arrangers and reasonably acceptable to the Borrower (and excluding any Disqualified Lender).

ABL Facility:	Up to $150,000,000 will be available under a senior secured first lien revolving credit facility (the “ABL Facility”) on the terms and conditions set forth herein.

The ABL Facility will include a sublimit in an amount to be mutually agreed upon for the issuance of letters of credit (the “Letters of Credit”) and a sublimit in an amount to be mutually agreed upon for swing line loans (the “Swing Line Facility”).

Letters of Credit:
Letters of Credit shall be issued by the ABL Administrative Agent or another Lender designated by the Borrower and reasonably acceptable to the ABL Administrative Agent (the “Letter of Credit Issuer”).  Letters of Credit may be issued on or after the Closing Date.  Without limiting the foregoing, Letters of Credit may be issued on the Closing Date, to backstop or replace letters of credit outstanding on the Closing Date (including, without limitation, by “grandfathering” such existing letters of credit in the ABL Facility).  Each Letter of Credit will be denominated in U.S. dollars and shall

_______________________________________
1
All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the Exhibits thereto.  In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

* RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

expire not later than the earlier of (a) one year from its date of issuance or (b) five business days prior to the maturity of the ABL Facility; provided that annually renewable Letters of Credit may be issued with a final expiry date no later than five business days prior to the maturity of the ABL Facility.  Drawings under any Letter of Credit shall be reimbursed by the Borrower (with its own funds or with the proceeds of borrowings under the ABL Facility) within one business day after notice of such drawing is received by the Borrower from the applicable Letter of Credit Issuer.  Letter of Credit outstandings will reduce availability under the ABL Facility on a dollar-for-dollar basis.  Each Lender shall have a pro rata risk participation in each Letter of Credit.  To the extent that any Lender is a defaulting lender and such Lender’s letter of credit exposure is not reallocated to non-defaulting Lenders in accordance with customary reallocation provisions, the Letter of Credit Issuer may require the Borrower to cash collateralize the pro rata participation of such Lender in respect of each outstanding Letter of Credit.

Swing Line Facility:
The Swing Line Facility under the ABL Facility will permit funding by the ABL Administrative Agent or another Lender designated by the Borrower and the ABL Administrative Agent (herein, the “Swing Line Lender”) of short-term borrowings on same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be mutually agreed upon).  Outstanding swing line loans will reduce availability under the ABL Facility on a dollar-for-dollar basis, with the credit risk on swing line loans allocated ratably among the Lenders.  Outstanding swing line loans will bear interest prior to maturity, at the option of the Borrower, at (i) the Base Rate (as defined in Annex I-B-1 hereto) plus the Applicable Margin (as defined in Annex I-B-1 hereto) or (ii) the rate per annum offered by the Swing Line Lender in its discretion.  To the extent that any Lender is a defaulting lender and such Lender’s swing line exposure is not reallocated to non-defaulting Lenders in accordance with customary reallocation provisions, the Swing Line Lender may require the Borrower to cash collateralize the pro rata participation of such Lender in respect of each outstanding swing line loan.

Incremental Facilities:
The ABL Facility will permit the Borrower to add one or more incremental revolving facilities to the ABL Facility (each, an “Incremental ABL Facility” and collectively referred to as the “Incremental ABL Facilities”) in an aggregate amount of up to $50,000,000; provided that (i) each Incremental ABL Facility shall be effectuated by increasing the commitments under the ABL Facility and (ii) the Incremental ABL Facilities will rank pari passu in right of payment and security with the ABL Facility; and provided further that (iii) no existing Lender will be required to participate in any such Incremental ABL Facility without its consent, (iv) no event of default under the ABL Facility shall exist immediately prior to giving effect thereto or would exist immediately after giving effect thereto, (v) the maturity date of any such ABL Facility shall be no earlier than the maturity date of loans made under the ABL Facility, (vi) the Borrower is in compliance, on a pro forma basis after giving effect to the incurrence of any such Incremental ABL Facility (assuming such facility is fully drawn and after giving effect to any acquisition consummated simultaneously therewith and all other appropriate pro forma adjustment events), with (A) the Fixed Charge Coverage Ratio in the ABL Facility Documentation (as defined below) recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, and (B) a ratio of consolidated senior secured debt under the ABL Facility and the First Lien Term Facility (with senior secured debt to be calculated net of cash and cash equivalents of up to $50,000,000) of the Borrower and its restricted subsidiaries to Consolidated EBITDA (the definition of which is to be mutually agreed upon) of the Borrower and its restricted subsidiaries (the “Senior Secured Leverage Ratio”) of not greater than 3.50:1.00, (vii) all representations and warranties shall be true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of such Incremental ABL Facility (without giving effect to any materiality or similar qualifications in such representations and warranties), and (viii) any Incremental ABL Facility shall be on terms and pursuant to documentation applicable to the ABL Facility (other than arranging, upfront or similar fees); provided that the interest margins and commitment fees applicable to the ABL Facility may be increased to be identical to that for any Incremental ABL Facility.
The Borrower may seek commitments in respect of the Incremental ABL Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith (“Additional ABL Lenders”); provided that the ABL Administrative Agent shall have consent rights (not to be unreasonably withheld, delayed or conditioned) with respect to such Additional ABL Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of loans or commitments, as applicable, to such Additional ABL Lender).

Refinancing Facilities:
The ABL Facility Documentation will permit the Borrower to refinance loans or commitments under the ABL Facility and any Incremental ABL Facility from time to time, in whole or in part, with (i) one or more new revolving facilities (each, an “ABL Refinancing Facility”) under the ABL Facility Documentation with the consent of the Borrower, the ABL Administrative Agent and the entities providing such ABL Refinancing Facility, (ii) one or more additional series of senior unsecured notes or loans, (iii) one or more additional series of senior secured notes or loans that will be secured by the Collateral on a pari passu basis with the ABL Facility (provided that, unless such debt is in the form of loans that are supported by the Borrowing Base and governed by the terms of the ABL Facility Documentation, a corresponding reserve shall be created against the Borrowing Base in respect of credit card accounts receivable and inventory supporting such debt), or (iv) one or more additional series of junior lien senior secured notes or loans that will secured on a subordinated basis to the ABL Facility, which will be subject to customary intercreditor arrangements reasonably satisfactory to the ABL Administrative Agent, the First Lien Administrative Agent and the Borrower (any such notes or loans, “ABL Refinancing Notes”); provided that (a) any such ABL Refinancing Facility or ABL Refinancing Notes do not mature prior to the maturity date of the commitments under the ABL Facility being refinanced, and (b) the other terms and conditions of such ABL Refinancing Facility or ABL Refinancing Notes (excluding price and optional prepayment or redemption terms) are substantially identically to, or

(taken as a whole) no more favorable to the investors providing such ABL Refinancing Facility or ABL Refinancing Notes, as applicable, than those applicable to the ABL Facility being refinanced are to the Lenders (except for covenant or other provisions applicable only to periods after the latest final maturity date of the ABL Facility existing at the time of such refinancing).

Purpose:
On the Closing Date, an amount up to the Closing Date ABL Amount of the proceeds of the borrowings under the ABL Facility may be used by the Borrower, together with the proceeds of the borrowings under the First Lien Term Facility and the Bridge Facility, proceeds from the issuance of the Notes (if any) (or any “demand securities” issued in lieu of the Notes), the proceeds from the Equity Contribution and certain cash available at the Target and its subsidiaries, solely to pay the Acquisition Funds; provided that additional drawings under the ABL Facility may be made on the Closing Date to fund any OID or upfront fee obligations of the Borrower (if any) arising pursuant to the “Market Flex” terms of the Fee Letter.
Subsequent to the Closing Date, proceeds of borrowings under the ABL Facility may be used by the Borrower to finance capital expenditures, to finance working capital, to finance permitted acquisitions (the definition of which is to be agreed upon) and other investments, and for general corporate purposes.

Maturity:
Five years; provided that individual Lenders will have the right to agree to extend the maturity of their commitments under the ABL Facility upon the request of the Borrower and without the consent of any other Lenders.

Guarantees:
Subject to the Certain Funds Provisions, all obligations of the Borrower under the ABL Facility and under any interest rate protection or other swap or hedging arrangements or cash management arrangements entered into with a Lender, the ABL Administrative Agent or any person that at the time such arrangements were entered into was an affiliate of a Lender or the ABL Administrative Agent (“Hedging/Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior secured basis (subject, in each case, to permitted liens to be mutually agreed upon) (the “Guarantees”) by Parent and each existing and subsequently acquired or organized direct or indirect wholly-owned domestic restricted subsidiary of Parent (the “Guarantors”); provided that the Guarantors shall not include (a) immaterial subsidiaries (to be defined in a mutually acceptable manner as to individual and aggregate revenues or assets excluded), (b) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or on the date any such subsidiary is acquired or organized (as long as, in the case of an acquisition of a subsidiary, such prohibition did not arise as part of such acquisition) from guaranteeing the ABL Facility or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, or (c) any direct or indirect domestic subsidiary of a direct or indirect foreign subsidiary of Parent (and any direct or indirect domestic subsidiary if substantially all of its assets consist of the equity or indebtedness of one or more direct or indirect foreign subsidiaries (any such domestic subsidiary, a “SFHCO”)).

Notwithstanding the foregoing, restricted subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the ABL Administrative Agent reasonably agree that any of the cost, difficulty, burden or consequences of providing such a Guarantee is excessive in relation to the value afforded thereby.

Security:
Subject to the limitations set forth below in this section and subject to the Certain Funds Provisions, the ABL Facility and all obligations of the Borrower under Hedging/Cash Management Arrangements will be secured by a first-priority perfected security interest (subject to permitted liens to be mutually agreed upon) in all cash, cash equivalents, accounts receivable, inventory and related intellectual property rights of the Borrower and the Guarantors (collectively, the “Revolver Collateral”).  The First Lien Term Facility will be secured by a second priority security interest (subject to permitted liens to be mutually agreed upon) in the Revolver Collateral.
Subject to the limitations set forth below and the Certain Funds Provisions, the ABL Facility and all obligations of the Borrower under Hedging/Cash Management Arrangements will be secured by a second priority security interest (second only to the First Lien Term Facility) (subject to permitted liens to be mutually agreed upon) in (a) 100% of the stock of the Borrower, each direct wholly owned restricted subsidiary of the Borrower, and each Guarantor, other than Parent, and a pledge of 65% of the voting stock (and 100% of the non-voting stock) of each first tier foreign subsidiary or SFHCO and (b) substantially all other tangible and intangible personal property of the Borrower and each Guarantor (other than Parent) (collectively, the “Remaining Collateral”).  The First Lien Term Facility will have a first priority perfected security interest (subject to permitted liens to be mutually agreed upon) in the Remaining Collateral.

Notwithstanding anything to the contrary, (a) the Revolver Collateral and the Remaining Collateral (collectively, the “Collateral”) shall exclude the following: (i) any fee-owned real property with a value of less than an amount to be mutually agreed (with any required mortgages on properties with a value greater than such amount being permitted to be delivered post-closing in accordance with the Certain Funds Provisions) and all leasehold interests (it being understand that there shall be no requirement to obtain any landlord lien waivers, estoppels or collateral access letters; provided that the Borrower will use commercially reasonable efforts to obtain landlord lien waivers or collateral access letters with respect to any fee owned real property with a value in excess of an amount to be mutually agreed of the Borrower or any Guarantors that is subsequently disposed of in which the Borrower or any Guarantor continues to maintain Collateral with a value in excess of an amount to be mutually agreed; it being agreed that the use of commercially reasonable efforts shall not require the payment of any fee or other consideration to any person or entity); (ii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code) other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (iii) pledges and security interests prohibited or restricted by applicable law, rule or regulation (including any requirement to obtain the consent of any governmental authority); (iv) equity interests in any person other than wholly owned restricted subsidiaries to the extent not permitted by the terms of such subsidiary’s organizational or joint venture documents (so long as such prohibition did not arise as part of the acquisition or formation thereof); (v) assets to the extent a security interest in such assets would result in (a) material adverse tax consequences (including, without limitation, as a result of the operation of Section 956 of the IRS Code or any similar law or regulation in any applicable jurisdiction), or (b) material adverse regulatory consequences, in each case as reasonably determined by the Borrower and with the consent of the Applicable Administrative Agent (as defined below) (not to be unreasonably withheld, delayed or conditioned) (it being understood that Parent, the Borrower and its subsidiaries shall not be required to enter into any security agreements or pledge agreements governed under foreign law); (vi) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of, or require the consent of, any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (vii) those assets as to which the Applicable Administrative Agent and the Borrower reasonably agree that any of the cost, difficulty, burden or consequences of obtaining such a security interest or the perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (viii) any United States intent-to-use trademark applications or intent-to-use service mark applications to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or any trademark or service mark issued as a result of such application; (ix) (a) payroll and other employee wage and benefit accounts, (b) tax accounts, including, without limitation, sales tax accounts, (c) escrow accounts, and (d) fiduciary or trust accounts, and, in the case of clauses (a) through (d), the funds or other property held in or maintained in any such account; (x) motor vehicles and other assets subject to certificates of title; (xi) letter of credit rights (except to the extent a security interest therein can be perfected by the filing of UCC financing statements), and (xii) any commercial tort claim with a value not in excess of an amount to be mutually agreed upon.

In addition, (A) no perfection steps shall be required by any means other than (i) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or equivalent filing office) of the relevant state(s), (ii) solely with respect to any properties subject to any mortgages on fee-owned real property not excluded from the Collateral pursuant to the immediately preceding paragraph (“Required Mortgages”), fixture filings pursuant to the Uniform Commercial Code in the applicable county filing office of the relevant state(s) in which such fee-owned real property is located, (iii) the recording of Required Mortgages in the applicable county offices referred to in the foregoing clause (ii), (iv) filings in the United States Patent and Trademark Office and the United States Copyright Office with respect to intellectual property, (v) delivery of Collateral consisting of instruments, notes and debt securities in a principal amount in excess of an amount to be mutually agreed upon; provided that such delivery shall not be required with respect to instruments, notes and debt securities that (x) are promptly deposited into an investment or securities account, (y) checks received in the ordinary course of business, and (z) notes and debt securities issued in connection with the extension of trade credit by the grantor of a security interest, and (vi) delivery of Collateral consisting of certificated capital stock, (B) other than as set forth in the Section of this Exhibit B captioned “Cash Dominion”, control agreements or similar arrangements shall not be required with respect to any deposit accounts, securities accounts, commodities accounts or other Collateral that requires perfection by “control”, (C) no actions (other than the actions listed in clauses (A)(i), (iv) and (vi) above) shall be required in order to create any security interests in assets located or titled outside of the United States or to perfect or make enforceable any such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any foreign jurisdiction).
“Applicable Administrative Agent” shall mean (i) in the case of the Revolver Collateral, the ABL Administrative Agent, and (ii) in the case of the Remaining Collateral, the First Lien Administrative Agent (as defined in Exhibit C).

Intercreditor Agreement:
The lien priority, relative rights and other creditors’ rights issues in respect of the First Lien Term Facility and the ABL Facility shall be subject to a customary intercreditor agreement to be agreed by the Borrower, the First Lien Administrative Agent and the ABL Administrative Agent.

ABL Facility Availability:
Loans under the ABL Facility (“Revolving Loans”) will be available after the Closing Date and at any time prior to the final maturity of the ABL Facility, up to the lesser of (a) the aggregate amount of commitments in respect of the ABL Facility and (b) the Borrowing Base (as defined below) (such lesser amount at any time, the “Line Cap”).  “Excess Availability” means at any time (x) the then Line Cap minus (y) the sum of, without duplication, the then aggregate outstanding principal amount of loans under the ABL Facility (including swing line borrowings), unreimbursed drawings under Letters of Credit and the face amount of undrawn amount of outstanding Letters of Credit.

Revolving Loans will be available in minimum principal amounts to be agreed upon.  Amounts prepaid under the ABL Facility may be reborrowed.  Subject to pro forma Excess Availability of $50,000,000, Revolving Loans may be borrowed on the Closing Date in an amount of up to $50,000,000 to finance the consideration in connection with the Acquisition and Transaction

Costs (the “Closing Date ABL Amount”); provided, that additional drawings under the ABL Facility may be made on the Closing Date to fund any OID or upfront fee obligations of the Borrower (if any) arising pursuant to the “Market Flex” terms of the Fee Letter.

Revolving Loans will be available to the Borrower in U.S. dollars.

LIBOR (as defined below) loans may be made for interest periods of one, two, three, six and, if agreed to by all applicable Lenders, nine and 12 months or a shorter period.

Borrowing Base:
Availability under the ABL Facility, including the issuance or renewal of Letters of Credit and swing line loans, will be subject to a borrowing base (the “Borrowing Base”), which equals the lesser of $150,000,000 or the sum of:

i) up to 90% of eligible credit card accounts receivable, of the Borrower and the Guarantors; plus

ii) up to 90% of the appraised net orderly liquidation value of the eligible inventory of the Borrower and the Guarantors; less

iii) reserves.

The initial reserves and initial eligibility criteria will be customary for similar asset-based revolving facilities.  The ABL Administrative Agent will have the right to modify eligibility standards and establish and modify reserves against Borrowing Base availability, in each case acting within the ABL Administrative Agent’s commercially reasonable discretion, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions.  In exercising such judgment, the Administrative Agent may consider, without duplication, factors already included in or tested by eligibility requirements for credit card accounts receivable and inventory, and, without limitation, any of the following: (a) changes in any material respect in any concentration of risk with respect to eligible credit card accounts receivable and (b) any other factors that change in any material respect the credit risk of lending to the Borrower on the security of the eligible credit card accounts receivable and eligible inventory.

Eligible credit card accounts receivable will not include the following, which list is exemplary only and not meant to be exhaustive: accounts that have been outstanding for over five business days from the date of sale of the asset giving rise to the receivable; accounts that are disputed or subject to a chargeback or offset (solely to the extent of the amount subject to such dispute, chargeback or offset); and accounts due from a credit card processor/issuer that is subject to an insolvency proceeding.

Eligible inventory will not include the following, which list is exemplary only and not meant to be exhaustive: inventory that is on consignment, slow-moving, unmerchantable or obsolete.

Interest Margins:	As set forth on Annex I.

Default Rate:
Upon the occurrence and during the continuance of any payment or bankruptcy event of default, overdue principal shall bear interest at the applicable interest rate plus 2.00% per annum, and any other overdue amount (including overdue interest) shall bear interest at the interest rate applicable to Base Rate loans (as defined in Annex I) plus 2.00% per annum, and in each case, shall be payable on demand.

Voluntary Prepayments:
Loans bearing interest based on the Base Rate or the LIBOR Quoted Rate may be prepaid at any time without penalty or premium with same-day written notice.  Loans bearing interest based on adjusted LIBOR may be repaid without penalty or premium, subject to payment of usual and customary breakage costs actually incurred (excluding loss of profit) for payments made prior to the last day of an interest period.

Mandatory Prepayments:
Following the occurrence and during the continuation of a Cash Dominion Event (as defined below), the Borrower will prepay Revolving Loans (with no reduction in commitments) with (a) 100% of all net cash proceeds from non-ordinary course sales of Collateral included in the Borrowing Base (“Borrowing Base Collateral”) and (b) 100% of all casualty and condemnation proceeds in respect of Borrowing Base Collateral, on customary terms and conditions (including reinvestment rights) to be agreed.

Any amount outstanding under the ABL Facility (including Letters of Credit and swing line loans, if applicable) in excess of the Borrowing Base must be promptly prepaid following receipt of notice thereof from the ABL Administrative Agent or, in the case of Letters of Credit, cash collateralized at 101% of par.

Any amounts prepaid pursuant to this section shall be applied first, to Base Rate loans, second, to LIBOR loans, and third, to the cash collateralization of Letters of Credit.

Documentation:
The definitive documentation for the ABL Facility (the “ABL Facility Documentation”) will contain only those conditions to borrowing, representations, warranties, covenants and events of default expressly set forth in this Term Sheet, together with other customary loan document provisions and other terms and provisions to be mutually agreed upon (it being understood and agreed that (x) the only conditions to funding of the ABL Facility shall be those set forth herein, (y) the only representations, warranties, payments, mandatory prepayments, covenants and events of default shall be those expressly set forth herein, and (z) only the terms expressly set forth herein are being committed to).
The other terms and provisions of the ABL Facility Documentation will be mutually agreed upon, the definitive terms of which (including materiality thresholds, baskets, exceptions, qualifications and grace periods) will be negotiated in good faith (giving due regard to the operational requirements, size, industries, businesses and practices of the Borrower and its subsidiaries), and will be consistent with this Term Sheet.

Notwithstanding anything to the contrary in the Commitment Letter or in any Term Sheet, (i) all leases of Parent, the Borrower and its subsidiaries that are treated as operating leases for purposes of GAAP on the date hereof shall continue to be accounted for as operating leases for purposes of the ABL Facility Documentation, including “capital lease obligations” (or any like term), regardless of any change to GAAP following such date that would otherwise require such leases to be treated as capital leases, (ii) the ABL Facility Documentation will permit (a) sale leasebacks to be undertaken in an aggregate amount and/or consisting of one or more asset types (in each case to be mutually agreed upon) (“Permitted Sale Leasebacks”) and (b) the Borrower to apply proceeds of Permitted Sale Leasebacks (up to an aggregate limit and within a time period to be mutually agreed upon) as a prepayment, repayment or redemption of indebtedness (including, without limitation, the redemption of Exchange Notes (as defined in Exhibit D) pursuant to the third paragraph under the caption “Optional Redemption” in Annex II to Exhibit D hereto; provided that the Borrower is in compliance, on a pro forma basis, with a Senior Secured Leverage Ratio of not greater than 2.75:1.00 and (iii) the Documentation Principles (as defined in Annex A to the Fee Letter) shall apply to the ABL Facility Documentation.

Representations and Warranties:
Limited to the following (to be applicable to Parent, the Borrower and its restricted subsidiaries only and subject, in each case, to materiality thresholds, baskets and other exceptions and qualifications to be agreed upon): organizational status and good standing; power and authority, execution, delivery and enforceability of ABL Facility Documentation; with respect to ABL Facility Documentation, no violation of, or conflict with, law, organizational documents or agreements; compliance with law, including FCPA and OFAC; no material litigation; margin regulations; governmental and third party approvals with respect to the ABL Facility; Investment Company Act; accurate and complete disclosure; accuracy of historical financial statements (including pro forma financial statements based on historical balance sheets), no material adverse change, to be defined in a mutually satisfactory manner (after the Closing Date); taxes; ERISA; subsidiaries and equity interests; intellectual property; environmental laws; use of proceeds; ownership of properties; subject to the Certain Funds Provisions and the restrictions described under “Security”, creation, validity, priority and perfection of liens and other security interests; consolidated Closing Date solvency of the Borrower and its subsidiaries; status of the ABL Facility as senior debt; insurance; undisclosed liabilities; PATRIOT Act; Borrowing Base Collateral matters; and non-payment of brokers’ fees with respect to the execution and delivery by the Borrower and the Guarantors of the ABL Facility Documentation.

Initial Conditions Precedent:
The availability of the initial borrowing and other extensions of credit under the ABL Facility on the Closing Date will be subject solely to the applicable conditions referred to and/or set forth in Section 6 of the Commitment Letter.

Cash Dominion:	Within 90 days of the Closing Date (or such longer period as may be consented to by the ABL Administrative Agent, such consent not to be unreasonably withheld, delayed or conditioned), the Borrower and the Guarantors will implement cash management procedures customary for similar asset-based revolving facilities for similarly-situated borrowers and guarantors.  Such procedures will include that the Borrower and the Guarantors will cause or direct all cash (subject to exceptions to be mutually agreed between the Borrower and the ABL Administrative Agent) to be transferred on each business day to, or otherwise maintained in, accounts subject to blocked account agreements and that blocked account agreements will be required in respect of material deposit accounts constituting Collateral (which shall include all cash concentration accounts) of the Borrower and the Guarantors.  Upon the occurrence and during the continuation of a Cash Dominion Event (as defined below) and delivery of a written notice thereof to the Borrower from the ABL Administrative Agent, amounts in controlled deposit accounts will be swept into the Administrative Agent’s account to be applied by the Administrative Agent to repay outstanding Revolving Loans, including swing line borrowings, unreimbursed Letter of Credit drawings and to cash collateralize outstanding Letters of Credit; provided that amounts shall be applied first, to Base Rate loans, second, to LIBOR loans, and third, to the cash collateralization of Letters of Credit.

“Cash Dominion Event” means (a) the failure of the Borrower to maintain Excess Availability of at least the greater of (i) 12.5% of the Line Cap and (ii) $10,000,000, in each case for five consecutive business days or (b) an event of default has occurred and is continuing; provided that, a Cash Dominion Event shall be deemed continuing (A) until Excess Availability shall have been at least the greater of (1) 12.5% of the Line Cap and (2) $10,000,000 for 30 consecutive calendar days and/or (B) for the period that such event of default shall be continuing.

Conditions to All Borrowings:
Subject to the Certain Funds Provisions on the Closing Date, no Lender shall be required to make any extension of credit under the ABL Facility unless:

•  Solely with respect to extensions of credit made following the Closing Date, no default or event of default shall exist immediately before or immediately after giving effect to such extension of credit.

•  All representations and warranties shall be true and correct in all material respects (provided that such materiality qualification shall not apply to the extent such representations and warranties are already qualified by materiality) (except to the extent relating to an earlier date or period).

•  A borrowing notice shall have been delivered; provided that, with respect to extensions of credit made on the Closing Date, such notice shall not include any representation or statement as to the absence (or existence) of any default or event of default under the Facilities Documentation.

•  After giving effect to such extension of credit (including the issuance of any Letter of Credit), the sum of, without duplication, the then aggregate outstanding principal amount of Revolving Loans (including swing line borrowings), unreimbursed drawings under Letters of Credit and the face amount of undrawn amount of outstanding Letters of Credit does not exceed the Line Cap.

Notwithstanding the foregoing, the ABL Facility will permit the ABL Administrative Agent to make limited protective advances (the definition of which is to be mutually agreed upon) on customary terms to be agreed.

Financial Covenants:
Upon the occurrence and during the continuation of a Covenant Trigger Event (as defined below), the ABL Facility will be subject to the following financial covenant (with (a) interest expense calculated on an annualized basis for the first three full fiscal quarters following the Closing Date and (b) definitions to be mutually agreed and set forth in the ABL Facility Documentation):

A minimum Fixed Charge Coverage Ratio (to be defined in a mutually satisfactory manner) of 1.0:1.0.
As used herein, the term “Covenant Trigger Event” means the failure of the Borrower to maintain Excess Availability at any time of at least the greater of (a) $10,000,000 and (b) 12.5% of the Line Cap; provided that the occurrence of a Covenant Trigger Event shall be deemed continuing until Excess Availability shall have been at least equal to the greater of (i) $10,000,000 and (ii) 12.5% of the Line Cap for 30 consecutive calendar days.

Affirmative Covenants:
Limited to the following (to be applicable to Parent, the Borrower and its restricted subsidiaries only and subject, in each case, to materiality thresholds, baskets and other exceptions and qualifications to be agreed upon):  delivery of annual, quarterly and monthly consolidated financial statements (and, in the case of monthly financial statements, consolidating financial statements to the extent prepared by the Borrower) (limited (i) in the case of quarterly financial statements, to the first three fiscal quarters of a fiscal year only, and (ii) in the case of monthly financial statements, to the first two months of each fiscal quarter only), and, in the case of the annual financial statements, an opinion of an independent accounting firm (which opinion shall not contain any going concern qualification, other than a going concern qualification resulting solely from an upcoming maturity date under the Credit Facilities occurring within one year from the time such opinion is delivered), annual budget reports (with delivery time periods to be consistent with the delivery requirements for the audited financial statements), officers certificates (including quarterly compliance certificates) and other information reasonably requested by the ABL Administrative Agent; notices of knowledge of events of default and litigation that could reasonably be expected to result in a material adverse effect; inspections (subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations); maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance; maintenance of existence and corporate franchises; rights and privileges; maintenance and inspection of books and records; payment of taxes; compliance with laws and regulations (including ERISA, environmental and

PATRIOT Act); additional Guarantors and Collateral (subject to limitations set forth above in “Security”); use of proceeds; changes in lines of business; Borrowing Base Collateral matters (including maintenance of cash management systems customary for similar asset-based revolving facilities); and further assurances on collateral matters.

Negative Covenants:
Limited to the following (to be applicable to Parent, the Borrower and its restricted subsidiaries only and subject, in each case, to materiality thresholds, baskets and other exceptions and qualifications to be agreed upon):  the incurrence of debt; liens; fundamental changes; asset sales (including sales of subsidiaries) and sale leasebacks; investments; acquisitions; loans and advances; prepayments, redemptions or repurchases of junior debt (the definition of which is to be mutually agreed upon) and amending or otherwise modifying any material documents relating thereto in a manner materially adverse to the Lenders; amending or otherwise modifying any organizational documents in a manner materially adverse to the Lenders; dividends or distributions on, or redemptions of, the Borrower’s equity; restrictions on the ability of the subsidiaries of the Borrower to pay dividends or make similar distributions; negative pledge clauses; transactions with affiliates; customary passive holding company restrictions for Parent; capital expenditures; and changes in fiscal year.

Certain monetary baskets will include basket builders based on a percentage of consolidated total assets of the Borrower and its restricted subsidiaries equivalent to the initial monetary amount of each such basket.

In addition, the negative covenants shall include an “Available Amount Basket”, which shall mean a cumulative amount equal to (a) $25,000,000, plus (b) the retained portion of Excess Cash Flow (i.e., Excess Cash Flow as defined for purposes of the Excess Cash Flow mandatory prepayment requirements set forth in Exhibit C with respect to the First Lien Term Facility and not otherwise applied to mandatorily prepay the First Lien Term Loans; provided that the retained portion of Excess Cash Flow for any fiscal year shall not be less than zero), plus (c) the cash proceeds of new public or private equity issuances of any parent of the Borrower or the Borrower (other than disqualified capital stock (the definition of which is to be mutually agreed upon) and any equity contributed as a Specified Equity Contribution (as defined in Exhibit C to the Commitment Letter)) to the extent the proceeds thereof are contributed to the Borrower as qualified capital stock (the definition of which is to be mutually agreed upon), plus (d) capital contributions to the Borrower made in cash or cash equivalents (other than disqualified stock and any equity contributed as a Specified Equity Contribution (as defined in Exhibit C to the Commitment Letter)), plus (e) the net cash proceeds to the Borrower and its restricted subsidiaries of sales of investments made using the Available Amount Basket, plus (f) returns, profits, distributions and similar amounts received in cash or cash equivalents by the Borrower and its restricted subsidiaries on investments made using the Available Amount Basket, plus (g) the investments of the Borrower and its restricted subsidiaries in any unrestricted subsidiary that has been re-designated as a restricted subsidiary or that has been merged or consolidated with or into the Borrower or any of its restricted subsidiaries (up to the lesser of (i) the fair market value (as determined in good faith by the Borrower) of the investments of the Borrower and its restricted subsidiaries in such unrestricted subsidiary at the time of such re-designation or merger or consolidation and (ii) the fair market value (as determined in good faith by the Borrower) of the original investments by the Borrower and its restricted subsidiaries in such unrestricted subsidiary). The Available Amount Basket may be used for investments, dividends distributions and prepayments, redemptions or repurchases of junior debt; provided that (A) the Borrower is in compliance, on a pro forma basis after giving effect to the utilization of such Available Amount Basket, with the financial covenant in the ABL Facility Documentation, described above under the caption “Cash Dominion”, (B) in the case of dividends and distributions by Parent, the Borrower is in compliance, on a pro forma basis after giving effect to such dividends and/or distributions, with a ratio of total debt (with debt to be calculated net of cash and cash equivalents of up to $50,000,000) of the Borrower and its restricted subsidiaries to Consolidated EBITDA (the definition of which is to be mutually agreed upon) of the Borrower and its restricted subsidiaries (“Total Leverage Ratio”) of not greater than 3.25:1.00, (C) for any other use of the Available Amount Basket (other than investments in the Borrower and the Guarantors and other exceptions to be mutually agreed upon), the Borrower is in compliance, on a pro forma basis after giving effect to such use, with a Total Leverage Ratio of not greater than 4.00:1.00 and (D) for five consecutive business days immediately before and, on a pro forma basis, immediately after giving effect to any such use of the Available Amount Basket, the Borrower has Excess Availability of at least the greater of (a) $10,000,000 and (b) 12.5% of the Line Cap.

Management Fees:
The Borrower is permitted to pay management fees (“Management Fees”) up to an amount to be mutually agreed upon per year, plus any other fees, expenses, and reimbursements provided for in the management agreement among the Borrower and the Sponsors, which agreement shall be reasonably acceptable to the ABL Administrative Agent and may not be amended in a manner materially adverse to the interests of the Lenders without the ABL Administrative Agent’s consent (not to be unreasonably withheld, delayed or conditioned).  Management Fees shall not be permitted to be paid at any time an event of default shall have occurred and is continuing or would immediately thereafter result from the making of such payment, in which case such payment shall accrue and be paid upon the cure or waiver of such event of default; provided, however, that (i) reimbursement and indemnification obligations and (ii) reasonable out-of-pocket expenses of the Sponsors pursuant to any financial advisory, financing, underwriting, or placement agreement or in respect of other investment banking activities, including in connection with permitted acquisitions or divestitures may be paid.

ABL Reporting Requirements:
•  The Borrowing Base shall be computed on a monthly basis pursuant to a borrowing base certificate (a “Borrowing Base Certificate”) in form and substance reasonably satisfactory to the ABL Administrative Agent to be delivered by the Borrower to the ABL Administrative Agent within 15 days of such month-end (or on a weekly basis, if the Borrower fails to maintain Excess Availability of at least the greater of (a) $10,000,000 and (b) 12.5% of the Line Cap for five consecutive business days; until such time as Excess Availability shall have been at least equal to the greater of (i) $10,000,000 and (ii) 12.5% of the Line Cap for 30 consecutive calendar days).  In addition, after the occurrence and during the continuation of an event of default, Borrowing Base Certificates will be delivered on a more frequent basis as the Administrative Agent may direct.

•  The ABL Administrative Agent will be able to conduct, at the sole cost and expense of the Borrower, one field examination and one inventory appraisal per 12-month period; provided that (a) the ABL Administrative Agent will be able to conduct, at the sole cost and expense of the Borrower, up to two field examinations and up to two inventory appraisals per 12-month period, if Excess Availability shall be less than 30% of the Line Cap for a period of five consecutive days during such 12-month period and (b) the ABL Administrative Agent will be able to conduct, at the sole cost and expense of the Borrower, one additional field examination for any 12-month period during which a Cash Dominion Event has occurred; provided further that, following the occurrence and during the continuation of an event of default such field examinations and appraisals may be conducted at the Borrower’s expense as many times as the ABL Administrative Agent shall consider reasonably necessary.

Unrestricted Subsidiaries:
The ABL Facility Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in restricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as such designation or re-designation would not cause an event of default.

Events of Default:
Limited to the following (to be applicable to Parent, the Borrower and its restricted subsidiaries only): failure to pay any principal when due; non payment of interest, fees or other amounts after a five business day grace period; default under any covenant or agreement in any loan document (subject, in the case of certain covenants to a 30 day grace period); actual or asserted invalidity of a material Guarantor’s guaranty or material security interest (other than in accordance with the terms of the applicable ABL Facility Documentation); inaccuracy of representations or warranties in any material respect; cross default and cross acceleration to other material indebtedness in excess of an amount to be agreed; insolvency or bankruptcy of Parent, the Borrower or its material restricted subsidiaries (with a 60 day grace period for involuntary events); ERISA events that could reasonably be expected to result in a material adverse effect; change of control (to include a pre- and post-IPO provision, and to be defined in a mutually satisfactory manner); and material monetary judgments in an amount in excess of an amount to be agreed (to the extent not covered by insurance).

Assignments and Participations:
Each Lender will be permitted to make assignments of loans and commitments in minimum amounts of $5,000,000.  Minimums do not apply to assignments to a Lender, an affiliate of a Lender, or a related fund or to assignments by a Lender of all of its loans and commitments.

Consents of the Borrower and the ABL Administrative Agent are required for each assignment, which consents shall not be unreasonably withheld, delayed or conditioned, except that (i) the Borrower’s consent shall not be required during a payment or bankruptcy event of default or in the case of an assignment to a Lender, an affiliate of a Lender, or a related fund and (ii) the Borrower shall be deemed to have consented to an assignment unless it shall object thereto by written notice (including via e-mail) to the ABL Administrative Agent within 10 business days after having received written notice thereof from the ABL Administrative Agent.  The ABL Administrative Agent’s consent shall not be required in the case of an assignment under the ABL Facility to a Lender with an ABL Facility commitment, an affiliate of such Lender, or a related fund with respect to such Lender.  Consent of the Letter of Credit Issuer and Swing Line Lender (such consent not to be unreasonably withheld, delayed or conditioned) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit or swing line loans, as applicable (whether or not then outstanding).  A $3,500 assignment fee shall be payable to the ABL Administrative Agent for each assignment other than any assignment by a Lender to a related fund.

The Lenders will be permitted to sell participations in loans and commitments without restriction in accordance with applicable law.  Voting rights of participants shall be limited to matters set forth under “Voting” below with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

Notwithstanding the foregoing, no assignments or participations may be made to Disqualified Lenders or any other entity or person that is not an eligible assignee (the definition of which is to be mutually agreed upon).

Voting:
Amendments and waivers of the ABL Facility Documentation will require the approval of Lenders holding more than 50.0% of the aggregate amount of the loans and commitments under the ABL Facility (the “Required Lenders”), except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Lender (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an extension or increase of any commitment); (B) reductions of principal (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute a reduction in principal), interest (other than a waiver of default interest) or fees; and (C) extensions of scheduled amortization payments, the date for payment of any interest or fees or the final maturity (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an extension of any scheduled amortization payment, the date for payment of any interest or fees or the final maturity date), (ii) the consent of 100% of the Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all Guarantors or releases of all or substantially all of the Collateral (other than in connection with any sale of Collateral or of the relevant Guarantor permitted by the ABL Facility Documentation), (iii) the consent of the Swing Line Lender and the Letter of Credit Issuer will be required for any amendment that modifies swing line or letter of credit specific provisions and (iv) the consent of the Lenders holding at least 66 2/3% of the aggregate amount of loans and commitments under the ABL Facility will be required with respect to any change in advance rates, eligibility criteria, eligible asset classes, reserves or sublimits or other changes, in each case, which have the effect of increasing availability under the Borrowing Base (other than changes in reserves implemented by the ABL Administrative Agent in its commercially reasonable discretion, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions).  Defaulting Lenders shall not be included in the calculation of Required Lenders or other requisite Lenders.
The ABL Facility Documentation shall contain customary provisions for replacing defaulting Lenders (the definition of which is to be substantially consistent with, and in any event no less favorable to the Borrower than, the current LSTA model credit agreement provisions), replacing Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least 50% of the aggregate amount of the loans and commitments under the ABL Facility shall have consented thereto.

The ABL Facility Documentation will contain customary “amend and extend” provisions pursuant to which the Borrower may extend commitments and/or outstandings with only the consent of the respective extending Lenders; provided that it is understood that no existing Lender will have any obligation to commit to any such extension.

Defaulting Lender Provisions:
Provisions substantially consistent with, and in any event no less favorable to the Borrower than, the current LSTA model credit agreement provisions addressing the failure of a Lender to fund when required, a Lender becoming the subject of an insolvency event or similar events affecting such Lender’s ability to perform its obligations under the ABL Facility, including forfeiture of commitment fees and voting rights and ability of the Letter of Credit Issuer to request cash collateral.

Cost and Yield Protection:
Customary provisions protecting the Lenders in the event of prepayment or failure to borrow (funding indemnity), unavailability of funding, capital adequacy requirements, and increased costs due to changes in law or regulation after the date of the ABL Facility or, if later, the date on which the applicable Lender became a Lender.  Payments to be made free and clear of taxes (subject to customary limitations and exceptions).

Expenses:
If the Transactions are consummated and the Closing Date occurs, the Borrower shall pay all reasonable, documented and invoiced out-of-pocket costs and expenses of the ABL Administrative Agent associated with the preparation, due diligence (including third party expenses), administration, amendment, modification, waiver, enforcement and syndication of the ABL Facility and ABL Facility Documentation (including without limitation (x) the reasonable and documented legal fees of a single firm of counsel to the ABL Administrative Agent and (y) out-of-pocket fees and expenses incurred in connection with field examinations and inventory appraisals (including desktop appraisals) (provided that, notwithstanding anything herein to the contrary, the fees and expenses described in this clause (y) shall be paid and reimbursed, as and to the extent provided for in the proviso to the last sentence of Section 5 of the Commitment Letter, whether or not the Closing Date occurs)).  Reasonable, documented and invoiced out-of-pocket costs and expenses of the ABL Administrative Agent and the Lenders, including without limitation the reasonable, documented and invoiced legal fees of a single firm of counsel, in connection with any enforcement of the loan documents shall be reimbursed by the Borrower.

Closing Date:	Not later than the Expiration Date, subject to extension if agreed to by the Commitment Parties.

Indemnification:
The Borrower will indemnify the ABL Administrative Agent, the Lenders, the Letter of Credit Issuer, and their affiliates, and the officers, directors, employees, advisors, agents, controlling persons and other representatives and their successors and permitted assigns of each of the foregoing, and hold them harmless from and against all losses, claims, damages, liabilities and reasonable, documented and invoiced out-of-pocket fees and expenses (limited to reasonable and documented legal fees of a single firm of counsel for all indemnified parties, taken as a whole, and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all indemnified parties taken as a whole (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each group of affected indemnified persons similarly situated, taken as a whole)) of any such indemnified person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no indemnified person will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it (i) has been determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the willful misconduct, bad faith or gross negligence of such indemnified person or any of such indemnified person’s affiliates or controlling persons or any of the officers, directors, employees, agents or other representatives, advisors, or members or other equity holders of any of the foregoing or (B) a breach of the obligations of such indemnified person or any of such indemnified person’s affiliates under the ABL Facility Documentation or (ii) relates to any Proceeding between or among indemnified persons other than (A) claims against the Initial ABL Lenders or their respective affiliates, in each case in their capacity or in fulfilling their role as the agent or arranger or any other similar role under the ABL Facility (excluding their role as a Lender) to the extent such persons are otherwise entitled to indemnification under this paragraph and (B) claims arising out of any act or omission on the part of you, the Borrower or your or its respective subsidiaries.

Governing Law:
New York; provided that the interpretation of any provision of the Acquisition Agreement, including, without limitation, the determination of the accuracy of any representation or warranty or the satisfaction of any condition contained therein (including, without limitation, any determination or dispute concerning a “Company Material Adverse Effect” (as defined in the Acquisition Agreement) shall be governed by the internal laws of the State of California, and Section 9.08 of the Acquisition Agreement shall govern with respect thereto.

Counsel to Co-Lead Arrangers, Joint Bookrunners and ABL Administrative Agent:	Paul Hastings LLP.

ANNEX I TO EXHIBIT B

Project Number
Interest Rate Options and Fees

Interest Rates:	Revolving Loans will bear interest at a rate per annum equal to, at the Borrower’s option, (i) the Base Rate plus the Applicable Margin or (ii) LIBOR plus the Applicable Margin.

“Base Rate” shall mean, for any day, the greatest of (i) the prime commercial lending rate published in the Wall Street Journal as the “prime rate” as in effect on such day, (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2 of 1.00%, and (iii) the LIBOR Quoted Rate for such day plus 1.00% calculated on an actual day/365/366-day basis and payable quarterly in arrears.

“LIBOR Quoted Rate” shall mean, for any day, reserve-adjusted LIBOR based upon LIBOR for an interest period of one month as reported on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day.

“LIBOR” shall mean, with respect to the interest period requested, as the rate per annum for deposits in U.S. Dollars as reported on the LIBOR01 Page as of 11:00 a.m. (London, England time) two business days prior to the first day of the interest period.

The interest period applicable to LIBOR loans shall, at the Borrower’s election, be one, two, three, six or, if agreed to by all applicable Lenders, nine or 12 months or a shorter period, calculated on an actual day/360-day basis and payable on the last day of the applicable interest period, but in any case, at least quarterly.

 “Applicable Margin” shall mean 100 bps in the case of Base Rate loans and 200 bps in the case of LIBOR loans, each fixed for a period of six months subsequent to the Closing Date.  The ABL Facility shall have variable pricing thereafter based on the Base Rate Margin and LIBOR Margin set forth in the Summary Pricing Matrix below, to be determined based on the Borrower’s average daily excess availability for the most recently ended quarter.

	Summary Pricing Matrix
	Level	Average Excess Availability	LIBOR Margin	Base Rate Margin
	I	> $90,000,000	1.75%	0.75%
	II	≤ $90,000,000 but ≥ $40,000,000	2.00%	1.00%
	III	< $40,000,000	2.25%	1.25%

Commitment Fee:
The Borrower shall pay to the ABL Administrative Agent for the ratable benefit of the Lenders (with exceptions for defaulting Lenders) a Commitment Fee of 0.50% per annum if Level I in the Summary Pricing Matrix above applies, or 0.375% if Level II or III applies, payable quarterly in arrears on the average daily unused

Annex I-B-1

amount of the ABL Facility. Swing line loans shall not constitute usage for the purpose of computing the Commitment Fee.

Letter of Credit Fees:
A per annum participation fee equal to the LIBOR Margin on the face amount of each Letter of Credit is payable quarterly in arrears to the Lenders (including the Letter of Credit Issuer in its capacity as a Lender).  A fee of 0.125% on the face amount of each Letter of Credit issued, or the term of which is extended, shall be payable to the Letter of Credit Issuer for its own account, together with the Letter of Credit Issuer’s standard documentary and processing charges in connection with the issuance, amendment, cancellation, negotiation, drawing under or transfer of any Letter of Credit.

Annex I-B-2

EXHIBIT C

Project Number
Senior Secured First Lien Term Loan Facility
Summary of Principal Terms and Conditions2

Borrower:	The Borrower under the ABL Facilities.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

First Lien Administrative Agent:
Royal Bank of Canada (“Royal Bank”) will act as sole and exclusive administrative agent and exclusive collateral agent (in such capacity, the “First Lien Administrative Agent”) for a syndicate of banks, financial institutions and other entities acceptable to the Borrower (which shall not include any Disqualified Lender) (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

First Lien Co-Lead Arrangers and Joint First Lien Bookrunners:
RBC Capital Markets* (“RBCCM”) and BMO Capital Markets (“BMO Capital”) will act as the co-lead arrangers for the First Lien Term Facility (the “First Lien Co-Lead Arrangers”) and joint bookrunners (the “Joint First Lien Bookrunners”), and will perform the duties customarily associated with such roles.

Syndication Agent, Documentation Agent or Co-Documentation Agents:	The Borrower may designate additional financial institutions, reasonably acceptable to the First Lien Co-Lead Arrangers, to act as syndication agent, documentation agent or co-documentation agent.

First Lien Term Facility:
A senior secured first-lien term loan facility (the “First Lien Term Facility”) in an aggregate principal amount of $525,000,000 (minus the Closing Date ABL Amount (as defined in Exhibit B to the Commitment Letter)) (the loans thereunder, the “First Lien Term Loans”) on the terms and conditions set forth herein.

Incremental Facilities:
The First Lien Term Facility will permit the Borrower after the Closing Date to add one or more incremental term loan facilities to the First Lien Term Facility (each, an “Incremental Facility” and collectively referred to as the “Incremental Facilities”) in an aggregate amount of up to $150,000,000; provided that (i) no existing Lender will be required to participate in any such Incremental Facility without its consent, (ii) no event of default under the First Lien Term Facility shall have occurred and be continuing or would exist immediately after giving effect thereto, (iii) the Borrower is in compliance, on a pro forma basis after giving effect to the incurrence of any such

___________________
2All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibit A thereto.

* RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

Incremental Facility (and after giving effect to any acquisition consummated simultaneously therewith and all other appropriate pro forma adjustment events), with (A) the financial covenant in the First Lien Facility Documentation (as defined below) recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available and (B) a Senior Secured Leverage Ratio of not greater than 3.50:1.00, (iv) the maturity date of any such Incremental Facility shall be no earlier than the maturity date of the First Lien Term Loans and the weighted average life of such Incremental Facility shall be not shorter than the then remaining weighted average life of the First Lien Term Loans, (v) all representations and warranties shall be true and correct in all material respects immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Facility (without giving effect to any materiality qualifications in such representations and warranties), (vi) the interest rate, upfront fees and original issue discount for any term loans under any Incremental Facility shall be as determined by the Borrower and the lenders providing such Incremental Facility; provided that in the event that the yield on any Incremental Facility (taking into account interest margins, minimum LIBOR (as defined in Annex I-C-1 hereto), minimum Base Rate, upfront fees and OID on such term loans with upfront fees and OID equated to interest margins based on an assumed four year life to maturity) (the “Incremental Yield”) incurred on or prior to the date that is 12 months after the Closing Date exceeds the yield on the First Lien Term Facility (determined as provided above), by more than 0.50%, then the interest margins for the First Lien Term Loans shall automatically be increased to a level such that the yield on the First Lien Term Loans shall be 0.50% below the Incremental Yield and (vii) any Incremental Facility shall be on terms and pursuant to documentation to be determined; provided that, to the extent such terms and documentation are not consistent with the First Lien Term Facility (except to the extent permitted by clause (iv) or (vi) above), they shall be reasonably satisfactory to the First Lien Administrative Agent and the Borrower.
The Borrower may seek commitments in respect of the Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith (“Additional Lenders”); provided that the First Lien Administrative Agent shall have consent rights (not to be unreasonably withheld, delayed or conditioned) with respect to such Additional Lender, if such consent would be required under the caption “Assignments and Participations” for an assignment of loans or commitments, as applicable, to such Additional Lender).

Refinancing Facilities:
The First Lien Facility Documentation will permit the Borrower to refinance loans under the First Lien Term Facility and any Incremental Facility from time to time, in whole or in part, with (i) one or more new term facilities (each, a “First Lien Term Refinancing Facility”) under the First Lien Facility Documentation with the consent of the Borrower, the First Lien Administrative Agent and the entities providing such First Lien Term Refinancing Facility, (ii) one or more additional series of senior unsecured notes or loans, (iii) one or more additional series of senior secured notes or loans that will be secured by the Collateral on a pari passu basis with the First Lien Term Facility, or (iv) one or more additional series of junior lien senior secured notes or loans that will secured on a subordinated basis to the First Lien Term Facility, which will be subject to customary intercreditor arrangements reasonably satisfactory to the ABL Administrative Agent, the First Lien Administrative Agent and the

Borrower (any such notes or loans, “Refinancing Notes”); provided that (a) any such First Lien Term Refinancing Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, loans under the First Lien Term Facility being refinanced, and (b) the other terms and conditions of such First Lien Term Refinancing Facility or Refinancing Notes (excluding price and optional prepayment or redemption terms) are substantially identically to, or (taken as a whole) no more favorable to the investors providing such First Lien Term Refinancing Facility or Refinancing Notes, as applicable, than those applicable to the First Lien Term Facility being refinanced are to the Lenders (except for covenant or other provisions applicable only to periods after the latest final maturity date of the First Lien Term Facility existing at the time of such refinancing).

Purpose:
The proceeds of borrowings under the First Lien Term Facility will be used by the Borrower on the Closing Date, together with the proceeds of the borrowings under the ABL Facility of up to the Closing Date ABL Amount and the Bridge Facility, proceeds from the issuance of the Notes (if any) (or any “demand securities” issued in lieu of the Notes), the proceeds from the Equity Contribution and certain cash available at the Target and its subsidiaries, solely to pay the Acquisition Funds; provided that additional drawings under the ABL Facility may be made on the Closing Date to fund any OID or upfront fee obligations (if any) of the Borrower arising pursuant to the “Market Flex” terms of the Fee Letter.

Availability:	The First Lien Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the First Lien Term Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:
Upon the occurrence and during the continuance of any payment or bankruptcy event of default, overdue principal shall bear interest at the applicable interest rate plus 2.00% per annum, and any other overdue amount (including overdue interest) shall bear interest at the interest rate applicable to Base Rate loans (as defined in Annex I) plus 2.00% per annum, and in each case, shall be payable on demand.

Final Maturity and Amortization:
The First Lien Term Facility will mature on the date that is seven years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the First Lien Term Facility, with the balance payable on the seventh anniversary of the Closing Date; provided that individual Lenders will have the right to agree to extend the maturity date of the outstanding First Lien Term Loans upon the request of the Borrower and without the consent of any other Lenders.

Guarantees:
Subject to the Certain Funds Provisions, all obligations of the Borrower under the First Lien Term Facility and under any interest rate protection or other swap or  hedging arrangements or cash management arrangements entered into with a Lender, the First Lien Administrative Agent or any person that at the time such arrangements were entered into was an affiliate of a Lender or the First Lien Administrative Agent (“Hedging/Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior secured basis (subject to permitted liens to be mutually agreed upon) (the “Guarantees”) by Parent and each existing and subsequently acquired or organized direct or indirect wholly-owned domestic restricted subsidiary of Parent (the “Guarantors”); provided that the Guarantors shall not include (a) immaterial subsidiaries (to be defined in a mutually acceptable manner as to individual and aggregate revenues or assets excluded), (b) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or on the date any such subsidiary is acquired or organized (as long as, in the case of an acquisition of a subsidiary, such prohibition did not arise as part of such acquisition) from guaranteeing the First Lien Term Facility or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, or (c) any direct or indirect domestic subsidiary of a direct or indirect foreign subsidiary of Parent (and any direct or indirect domestic subsidiary if substantially all of its assets consist of the equity or indebtedness of one or more direct or indirect foreign subsidiaries (any such domestic subsidiary, a “SFHCO”)).

Notwithstanding the foregoing, restricted subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the First Lien Administrative Agent reasonably agree that any of the cost, difficulty, burden or consequences of providing such a Guarantee is excessive in relation to the value afforded thereby.

Security:
Subject to the limitations set forth below in this section and subject to the Certain Funds Provisions, the First Lien Term Facility, the Guarantees and the Hedging/Cash Management Arrangements will be secured by a first priority perfected security interest (subject to permitted liens to be mutually agreed upon) in the Remaining Collateral (as defined in Exhibit B).  The ABL Facility will be secured by a second priority security interest (subject to permitted liens to be mutually agreed upon) in the Remaining Collateral.  The ABL Facility will be secured by a first priority perfected security interest (subject to permitted liens to be mutually agreed upon) in the Revolver Collateral (as defined in Exhibit B).  The First Lien Term Facility will be secured by a second priority security interest (subject to permitted liens to be mutually agreed upon) in the Revolver Collateral.

Notwithstanding anything to the contrary, (a) the Revolver Collateral and the Remaining Collateral (collectively, the “Collateral”) shall exclude the following: (i) any fee-owned real property with a value of less than an amount to be mutually agreed upon (with any required mortgages on properties with a value greater than such amount being permitted to be delivered post-closing in accordance with the Certain Funds Provisions) and all leasehold interests (it being understand that there shall be no requirement to obtain any landlord lien waivers, estoppels or collateral access letters, except as set forth in the Section of Exhibit B captioned “Security”); (ii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code) other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (iii) pledges and security interests prohibited or restricted by applicable law, rule or regulation (including any requirement to obtain the consent of any governmental authority); (iv) equity interests in any person other than wholly owned restricted subsidiaries to the extent not permitted by the terms of such subsidiary’s organizational or joint venture documents (so long as such prohibition did not arise as part of the acquisition or formation thereof); (v) assets to the extent a security interest in such assets would result in (a) material adverse tax consequences (including, without limitation, as a result of the operation of Section 956 of the IRS Code or any similar law or regulation in any applicable jurisdiction), or (b) material adverse regulatory consequences, in each case as reasonably determined by the Borrower and with the consent of the Applicable Administrative Agent (as defined below) (not to be unreasonably withheld, delayed or conditioned) (it being understood that Parent, the Borrower and its subsidiaries shall not be required to enter into any security agreements or pledge agreements governed under foreign law); (vi) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of, or require the consent of, any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (vii) those assets as to which the Applicable Administrative Agent and the Borrower reasonably agree that any of the cost, difficulty, burden or consequences of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (viii) any United States intent-to-use trademark applications or intent-to-use service mark applications to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or any trademark or service mark issued as a result of such application; (ix) (a) payroll and other employee wage and benefit accounts, (b) tax accounts, including, without limitation, sales tax accounts, (c) escrow accounts, and (d) fiduciary or trust accounts, and, in the case of clauses (a) through (d), the funds or other property held in or maintained in any such account; (x) motor vehicles and other assets subject to certificates of title; (xi) letter of credit rights (except to the extent a security interest therein can be perfected by the filing of Uniform Commercial Code financing statements), and (xii) any commercial tort claim with a value not in excess of an amount to be mutually agreed upon.

In addition, (A) no perfection steps shall be required by any means other than (i) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or equivalent filing office) of the relevant state(s), (ii) solely with respect to any properties subject to mortgages on fee-owned real property not excluded from the Collateral pursuant to the immediately preceding paragraph (“Required Mortgages”), fixture filings pursuant to the Uniform Commercial Code in the applicable county filing office of the relevant state(s) in which such fee-owned real property is located, (iii) the recording of Required Mortgages in the applicable county offices referred to in the foregoing clause (ii), (iv) filings in the United States Patent and Trademark Office and the United States Copyright Office with respect to intellectual property, (v) delivery of Collateral consisting of instruments, notes and debt securities in a principal amount in excess of an amount to be mutually agreed upon; provided that such delivery shall not be required with respect to instruments, notes and debt securities that (x) are promptly deposited into an investment or securities account, (y) checks received in the ordinary course of business, and (z) notes and debt securities issued in connection with the extension of trade credit by the grantor of a security interest, and

(vi) delivery of Collateral consisting of certificated capital stock, (B) other than as set forth in the Section of Exhibit B captioned “Cash Dominion” for so long as the ABL Facility remains in effect, control agreements or similar arrangements shall not be required with respect to any deposit accounts, securities accounts, commodities accounts or other Collateral that requires perfection by “control”, (C) no actions (other than the actions listed in clauses (A)(i), (iv) and (vi) above) shall be required in order to create any such security interests in assets located or titled outside of the United States or to perfect or make enforceable any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any foreign jurisdiction).

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the First Lien Facility Documentation; and none of the Collateral shall be subject to other pledges, security interests or mortgages, except permitted liens including the second priority liens and security interests in favor of the ABL Administrative Agent and secured parties under the ABL Facility and other, exceptions and baskets to be set forth in the First Lien Facility Documentation.

Intercreditor Agreement:
The lien priority, relative rights and other creditors’ rights issues in respect of the First Lien Term Facility and the ABL Facility shall be subject to a customary intercreditor agreement to be agreed by the Borrower, the First Lien Administrative Agent and the ABL Administrative Agent.

Mandatory Prepayments:
Loans under the First Lien Term Facility shall be prepaid, on a ratable basis, with:

(A)  commencing with the first full fiscal year of the Borrower to occur after the Closing Date, 50% of Excess Cash Flow (the definition of which is to be agreed), with step-downs to 25% upon achievement of a ratio of consolidated total debt of the Borrower and its restricted subsidiaries (with debt to be calculated net of cash and cash equivalents of up to $50,000,000) to Consolidated EBITDA of the Borrower and its restricted subsidiaries (the “Total Leverage Ratio”) (such terms, including the term Excess Cash Flow, to be defined in a mutually satisfactory manner) equal to or less than 4.00:1.00 and to 0% upon achievement of a Total Leverage Ratio equal to or less than 3.00:1.00; provided that, for any fiscal year, any voluntary prepayments of loans under the First Lien Term Facility and Revolving Loans to the extent commitments thereunder are permanently reduced by the amount of such prepayments made during such fiscal year or after year-end and prior to the time such Excess Cash Flow prepayment is due, other than prepayments funded with the proceeds of incurrences of indebtedness, shall be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis for such fiscal year (without duplication of any such credit in any prior or subsequent fiscal year);

(B)  100% of the net cash proceeds (which will be defined to exclude, among other things, (i) the amount of any required tax distribution that the Borrower may make as a result of such sale or disposition, and (ii) Borrowing Base Collateral (as defined in Exhibit B)) of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including insurance and condemnation proceeds but excluding proceeds of Permitted Sale Leasebacks solely to the extent contemplated below under the caption “Documentation”) subject to thresholds to be mutually agreed and the right of the Borrower to reinvest 100% of such proceeds, if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days after the expiration of such 12-month period, and other exceptions to be set forth in the First Lien Facility Documentation; and

(C)  100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (other than debt permitted under the First Lien Facility Documentation).

Mandatory prepayments shall be applied, without premium or penalty, subject to reimbursement of the Lenders’ usual and customary breakage costs (excluding loss of profit) in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period, (i) first, to the next eight scheduled amortization payments of the First Lien Term Facility in forward order, (ii) second, pro rata to the remaining scheduled payments of the First Lien Term Facility, (iii) third, to any other fees then due and payable, and (iv) fourth, the remainder to the Borrower.  Mandatory prepayments shall be applied first, to Prime Rate loans, and second, to LIBOR loans.

Any Lender may elect not to accept its pro rata portion of any mandatory prepayment (each a “Declining Lender”).  Any prepayment amount declined by a Declining Lender, may be retained by the Borrower.

Prepayments from restricted subsidiaries’ Excess Cash Flow and asset sale proceeds will be limited under the First Lien Facility Documentation to the extent such prepayments (including the repatriation of cash in connection therewith) would (a) be prohibited or delayed by applicable law; provided that the Borrower and its restricted subsidiaries shall take all commercially reasonable actions available under local law to permit such repatriation or (b) result in adverse tax consequences; provided that, if not previously repatriated and applied to such prepayment within 12 months, an amount equal to the affected portion of Excess Cash Flow or asset sale proceeds (less the amount of additional taxes that would have been payable or reserved against if such amount had been repatriated) shall be applied to prepay the First Lien Term Facility, on a ratable basis, or to other local indebtedness of subsidiaries organized in the relevant jurisdiction.

Voluntary Prepayments:
Voluntary prepayments of borrowings under the First Lien Term Facility will be permitted at any time, in minimum principal amounts to be mutually agreed upon, without premium or penalty (except for any applicable prepayment premium as set forth below under the caption “Soft Call on First Lien Term Facility”), subject to reimbursement of the Lenders’ usual and customary breakage costs (excluding loss of profit) in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period.

All voluntary prepayments of the First Lien Term Facility and any Incremental Facility for the First Lien Term Facility will be applied to the remaining amortization payments under the First Lien Term Facility or such Incremental Facility for the First Lien Term Facility, as applicable, and may be applied to either the First Lien Term Facility or any Incremental Facility for the First Lien Term Facility, in any case, as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

Soft Call on First Lien Term Facility:
The Borrower shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the First Lien Term Loans that occurs on or before the first anniversary of the Closing Date, in an amount not to exceed 1.00% of the principal amount of the First Lien Term Loans subject to such Repricing Event.  The term “Repricing Event” shall mean (i) any prepayment of the First Lien Term Loans with the proceeds of, or any conversion of First Lien Term Loans into, any new or replacement tranche of term loans bearing interest at an “effective” interest rate less than the “effective” interest rate applicable to the First Lien Term Loans and (ii) any amendment to the First Lien Term Facility that, directly or indirectly, reduces the “effective” interest rate applicable to the First Lien Term Loans (in each case, with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity); provided that such prepayment premium shall not apply if such Repricing Event is in connection with a change of control.

Documentation:
The definitive documentation for the First Lien Term Facility (the “First Lien Facility Documentation”) will contain only those conditions to borrowing, representations, warranties, covenants and events of default expressly set forth in this Term Sheet, together with other customary loan document provisions and other terms and provisions to be mutually agreed upon (it being understood and agreed that (x) the only conditions to funding of the First Lien Term Facility shall be those set forth herein, (y) the only representations, warranties, payments, mandatory repayments, covenants and events of default shall be those expressly set forth herein and (z) only the terms expressly set forth herein are being committed to.
The other terms and provisions of the First Lien Facility Documentation will be mutually agreed upon, the definitive terms of which (including materiality thresholds, baskets, exceptions, qualifications and grace periods) will be negotiated in good faith (giving due regard to the operational requirements, size, industries, businesses and practices of the Borrower and its subsidiaries), and will be consistent with this Term Sheet.
Notwithstanding anything to the contrary in the Commitment Letter or in any Term Sheet, (i) all leases of Parent, the Borrower and its subsidiaries that are treated as operating leases for purposes of GAAP on the date hereof shall continue to be accounted for as operating leases for purposes of the First Lien Facility Documentation, including “capital lease obligations” (or any like term), regardless of any change to GAAP following such date that would otherwise require such leases to be treated as capital leases, (ii) the First Lien Facility Documentation will permit (a) sale leasebacks to be undertaken in an aggregate amount and/or consisting of one or more asset types (in each case to be mutually agreed upon) (“Permitted Sale Leasebacks”) and (b) the Borrower to apply proceeds of Permitted Sale Leasebacks (up to an aggregate limit to be mutually agreed upon) as a prepayment, repayment or redemption of indebtedness (including, without limitation, the redemption of Exchange Notes (as defined in Exhibit D) pursuant to the third paragraph under the caption “Optional Redemption” in Annex II to Exhibit D hereto; provided that, (1) any amounts not applied as set forth in clause (b) above shall be immediately applied in accordance with the mandatory prepayment requirements under the First Lien Term

Facility and (2) the Borrower is in compliance, on a pro forma basis, with a Senior Secured Leverage Ratio of not greater than 2.75:1.00 and (iii) the Documentation Principles (as defined in Annex A to the Fee Letter) shall apply to the First Lien Facility Documentation.

Representations and Warranties:
Limited to the following (to be applicable to Parent, the Borrower and its restricted subsidiaries only and subject, in each case, to materiality thresholds, baskets and other exceptions and qualifications to be agreed upon): organizational status and good standing; power and authority, execution, delivery and enforceability of First Lien Facility Documentation; with respect to First Lien Facility Documentation, no violation of, or conflict with, law, organizational documents or agreements; compliance with law, including FCPA and OFAC; no material litigation; margin regulations; governmental and third party approvals with respect to the First Lien Term Facility; Investment Company Act; accurate and complete disclosure; accuracy of historical financial statements (including pro forma financial statements based on historical balance sheets), no material adverse change, to be defined in a mutually satisfactory manner (after the Closing Date); taxes; ERISA; subsidiaries; intellectual property; environmental laws; use of proceeds; ownership of properties; subject to the Certain Funds Provisions and the restrictions described under “Security”, creation, validity, priority and perfection of liens and other security interests; consolidated Closing Date solvency of the Borrower and its subsidiaries; status of the First Lien Term Facility as senior debt; insurance; undisclosed liabilities; PATRIOT Act; and non-payment of brokers’ fees with respect to the execution and delivery by the Borrower and the Guarantors of the First Lien Facility Documentation.

Conditions to Borrowing:
The availability of the borrowings under the First Lien Term Facility on the Closing Date will be subject solely to the applicable conditions referred to and/or set forth in Section 6 of the Commitment Letter.

Hedging Arrangements:
The Borrower shall enter into, within 180 days after the Closing Date, one or more interest rate hedging arrangements with respect to at least 50% of the First Lien Term Facility which shall provide coverage for a minimum of 2.5 years.

Affirmative Covenants:
Limited to the following (to be applicable to Parent, the Borrower and its restricted subsidiaries only and subject, in each case, to materiality thresholds, baskets and other exceptions and qualifications to be agreed upon):  delivery of annual and quarterly consolidated financial statements (limited, in the case of quarterly financial statements, to the first three fiscal quarters of a fiscal year only), and, in the case of the annual financial statements, an opinion of an independent accounting firm (which opinion shall not contain any going concern qualification, other than a going concern qualification resulting solely from an upcoming maturity date under the Credit Facilities occurring within one year from the time such opinion is delivered), annual budget reports (with delivery time periods to be consistent with the delivery requirements for the audited financial statements), officers certificates (including quarterly compliance certificates) and other information reasonably requested by the First Lien Administrative Agent; notices of knowledge of events of default and litigation that could reasonably be expected to result in a material adverse effect; inspections (subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations); maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance; maintenance of existence and corporate franchises; rights and privileges; maintenance and inspection of books and records; payment of taxes; compliance with laws and regulations (including ERISA, environmental and PATRIOT Act); additional Guarantors and Collateral (subject to limitations set forth above in “Security”); use of proceeds; interest rate hedging; changes in lines of business; and further assurances on collateral matters.

Negative Covenants:
Limited to the following (to be applicable to Parent, the Borrower and its restricted subsidiaries only and subject, in each case, to materiality thresholds, baskets and other exceptions and qualifications to be agreed upon):  the incurrence of debt; liens; fundamental changes; asset sales (including sales of subsidiaries) and sale leasebacks; investments; acquisitions; loans and advances; prepayments, redemptions or repurchases of junior debt (the definition of which is to be mutually agreed upon) and amending or otherwise modifying any material documents related thereto in a manner materially adverse to the Lenders; amending or otherwise modifying any organizational documents in a manner materially adverse to the Lenders; dividends or distributions on, or redemptions of, the Borrower’s equity; restrictions on the ability of the subsidiaries of the Borrower to pay dividends or make similar distributions; negative pledge clauses; transactions with affiliates; customary passive holding company restrictions for Parent; capital expenditures; and changes in fiscal year.
Certain monetary baskets will include basket builders based on a percentage of consolidated total assets of the Borrower and its restricted subsidiaries equivalent to the initial monetary amounts of each such basket.  In addition, the negative covenants shall include an Available Amount Basket (as defined in, and subject to the limitations set forth in, Exhibit B).

Financial Covenant:
The First Lien Facility Documentation will contain solely the following financial covenant with regard to the Borrower and its restricted subsidiaries on a consolidated basis:
a maximum Total Leverage Ratio (with indebtedness to be calculated net of cash and cash equivalents of up to $50,000,000), with levels providing at least a 30% non-cumulative cushion in Consolidated EBITDA above the Consolidated EBITDA levels set forth in the Borrower’s model provided in the Information Memorandum (the “Sponsor Model”), which model shall be the model received by Royal Bank via email at 12:07 p.m. (Pacific Daylight Time) on September 27, 2011 (together with any updates or modifications thereto reasonably agreed between the Borrower and the Joint First Lien Bookrunners).
For purposes of determining compliance with the financial covenant, any cash equity contribution (which shall be equity other than disqualified capital stock (the definition of which is to be agreed upon)) made to the Borrower after the beginning of the relevant fiscal quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the financial covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in any four consecutive fiscal quarter periods, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made and no more than five Specified Equity Contributions may be made during the term of the First Lien Term Facility, (b)

the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the financial covenant, (c) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets with respect to the covenants contained in the First Lien Facility Documentation and (d) there shall be no pro forma or other reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the financial covenant for the fiscal quarter in which such Specified Equity Contribution is made.
The First Lien Facility Documentation will contain a customary standstill provision with regard to the exercise of remedies during the period in which any Specified Equity Contribution may be made.
The financial covenant will be tested quarterly with respect to the Borrower and its restricted subsidiaries on a consolidated basis beginning with the last day of the first full fiscal quarter of the Borrower completed after the Closing Date for which financial statements are available.

Management Fees:
The Borrower is permitted to pay management fees (“Management Fees”) up to an amount to be mutually agreed per year, plus any other fees, expenses, and reimbursements provided for in the management agreement among the Borrower and the Sponsors.  Management Fees shall not be permitted to be paid at any time an event of default shall have occurred and is continuing or would immediately thereafter result from the making of such payment, in which case such payment shall accrue and be paid upon the cure or waiver of such event of default; provided, however, that (i) reimbursement and indemnification obligations and (ii) reasonable out-of-pocket expenses of the Sponsors pursuant to any financial advisory, financing, underwriting, or placement agreement or in respect of other investment banking activities, including in connection with permitted acquisitions or divestitures may be paid.

Unrestricted Subsidiaries:
The First Lien Facility Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in restricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as such designation or re-designation would not cause an event of default.

Events of Default:
Limited to the following (to be applicable to Parent, the Borrower and its restricted subsidiaries only): failure to pay any principal when due; non payment of interest, fees or other amounts after a five business day grace period; default under any covenant or agreement in any loan document (subject, in the case of affirmative covenants to a 30 day grace period); actual or asserted invalidity of a material Guarantor’s guaranty or material security interest (other than in accordance with the terms of the applicable First Lien Facility Documentation); inaccuracy of representations or warranties in any material respect; cross default and cross acceleration to other material indebtedness in excess of an amount to be agreed; insolvency or bankruptcy of Parent, the Borrower or its material restricted subsidiaries (with a 60 day grace period for involuntary events); ERISA events that could reasonably be expected to result in a material adverse effect; change of control (to include a pre- and post-IPO provision, and to be defined in a mutually satisfactory manner); and material monetary judgments in an amount in excess of an amount to be agreed (to the extent not covered by insurance).

Voting:	Amendments and waivers of the First Lien Facility Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the First Lien Facility Documentation (the “Required Lenders”), except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Lender (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute and extension or increase of any commitment), (B) reductions of principal (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute a reduction in principal), interest (other than a waiver of default interest) or fees and (C) extensions of scheduled amortization payments, the date for payment of any interest or fees or the final maturity (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an extension of any scheduled amortization payment, the date for payment of any interest or fees or the final maturity date), and (ii) the consent of 100% of the Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all Guarantors or releases of all or substantially all of the Collateral (other than in connection with any sale of Collateral or of the relevant Guarantor permitted by the First Lien Facility Documentation).  Defaulting Lenders shall not be included in the calculation of Required Lenders or other requisite Lenders.

The First Lien Facility Documentation shall contain customary provisions for replacing defaulting Lenders (the definition of which is to be substantially consistent with, and in any event no less favorable to the Borrower than, the current LSTA model credit agreement provisions), replacing Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least 50% of the aggregate amount of the loans and commitments under the First Lien Term Facility shall have consented thereto.

The First Lien Facility Documentation will contain customary “amend and extend” provisions (on terms to be mutually agreed by the First Lien Administrative Agent, the Co-Lead Arrangers and the Borrower) pursuant to which the Borrower may extend commitments and/or outstandings pursuant to one or more tranches with only the consent of the respective extending Lenders; provided that it is understood that no existing Lender will have any obligation to commit to any such extension.

Cost and Yield Protection:
Customary provisions protecting the Lenders in the event of prepayment or failure to borrow (funding indemnity), unavailability of funding, capital adequacy requirements, and increased costs due to changes in law or regulation after the date of the First Lien Term Facility or, if later, the date on which the applicable Lender became a Lender.  Payments to be made free and clear of taxes (subject to customary limitations and exceptions).

Assignments and Participations:
The Lenders will be permitted to assign (a) loans and/or commitments under the First Lien Term Facility with the consent of the Borrower and the First Lien Administrative Agent (in each case not to be unreasonably withheld, delayed or conditioned); provided that (A) no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy event of default or (ii) if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund, (B) the Borrower shall be deemed to have consented to an assignment unless it shall object thereto by written notice (including via e-mail) to the First Lien Administrative Agent within 10 business days after having received written notice thereof from the First Lien Administrative Agent and (C) no consent of the First Lien Administrative Agent shall be required with respect to any assignment if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund.  Each assignment (other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of an integral multiple of $1,000,000 (or lesser amounts, if agreed between the Borrower and the First Lien Administrative Agent) or, if less, all of such Lender’s remaining loans and commitments of the applicable class.  The First Lien Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (it being understood that such recordation fee shall not apply to any assignments by any of the Initial Lenders or any of their affiliates).

The Lenders will be permitted to sell participations in loans and commitments without restriction in accordance with applicable law.  Voting rights of participants shall be limited to matters set forth under the caption “Voting” above with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

Notwithstanding the foregoing, no assignments or participations may be made to Disqualified Lenders or any other entity or person that is not an eligible assignee (the definition of which is to be mutually agreed upon).
In addition, subject to the provisions below, non-pro rata distributions and commitment reductions will be permitted in connection with loan buy-back or similar programs on terms to be mutually agreed.
Assignments to, and purchases by Parent, the Borrower and its subsidiaries will be permitted without any consent, including, without limitation, through open-market purchases so long as (i) no event of default has occurred and is continuing, (ii) the loans purchased are immediately cancelled, and (iii) no proceeds from any loan under the ABL Facility shall be used to fund such assignments.
Assignments to the Sponsors and their affiliates (other than Parent, the Borrower and its subsidiaries, each, an “Affiliated Lender”) shall be permitted on a non-pro rata basis through open-market purchases and/or Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures to be agreed subject to the following limitations:

(i)  no Affiliated Lender shall be permitted to make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the First Lien Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of the First Lien Administrative Agent or any other such Lender under the First Lien Facility Documentation;

             (ii)  Affiliated Lenders will not receive information provided solely to Lenders by the First Lien Administrative Agent or any Lender and will not be permitted to attend/participate in meetings attended solely by the Lenders and the First Lien Administrative Agent;

             (iii)  for purposes of any amendment, waiver or modification of the First

Lien Facility Documentation that does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter; and

(iv)  the principal amount of loans under the First Lien Term Facility purchased by Affiliated Lenders may not exceed 25% of the principal amount of such loans outstanding at the time of purchase;

provided that an Affiliated Lender that is a Debt Fund Affiliate (as defined below) will not be subject to the restrictions in clauses (i), (iii) and (iv) above; provided, further, that all loans held by Debt Fund Affiliates may not account for more than 49.9% of the loans of consenting Lenders included in determining whether Required Lenders (as defined below) have consented to any amendment or waiver of the First Lien Facility Documentation.

“Debt Fund Affiliate” means (a) any bona fide bank, debt fund, distressed asset fund, hedge fund, mutual fund, insurance company, financial institution or an investment vehicle that is engaged in the business of investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course, in each case, that is not organized primarily for the purpose of making equity investments, and (b) any investment fund or account of a Permitted Investor managed by third parties (including by way of a managed account, a fund or an index fund in which a Permitted Investor has invested) that is not organized or used primarily for the purpose of making equity investments.

“Permitted Investors” means (a) ACOF III, (b) each of the affiliates and investment managers of ACOF III, (c) CPPIB, (d) each of the affiliates and investment managers of CPPIB, (e) any fund or account managed by any of the persons described in clause (a), (b), (c) or (d) of this definition, (f) any employee benefit plan of Parent or any of its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (g) members of management of the Borrower.

Expenses and Indemnification:
If the Closing Date occurs, the Borrower shall pay all reasonable, documented and invoiced out-of-pocket costs and expenses of the First Lien Administrative Agent and the Commitment Parties (without duplication) associated with the syndication of the First Lien Term Facility and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the First Lien Facility Documentation (including the reasonable, documented and invoiced legal fees of a single firm of counsel identified herein or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)).

The Borrower will indemnify the First Lien Administrative Agent, the Commitment Parties, the Lenders and their respective affiliates, and the officers, directors, employees, advisors, agents, controlling persons and other representatives and their successors and permitted assigns of each of the foregoing, and hold them harmless from and against all losses, claims, damages, liabilities and reasonable, documented and invoiced out-of-pocket fees and expenses (limited to reasonable, documented and invoiced legal fees of a single firm of counsel for all indemnified parties, taken as a whole, and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all indemnified parties taken as a whole (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel each group of affected indemnified persons similarly situated, taken as a whole)) of any such indemnified person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no indemnified person will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it (i) has been determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the willful misconduct, bad faith or gross negligence of such indemnified person or any of such indemnified person’s affiliates or controlling persons or any of the officers, directors, employees, agents or other representatives, advisors, or members or other equity holders of any of the foregoing or (B) a breach of the obligations of such indemnified person or any of such indemnified person’s affiliates under the First Lien Facility Documentation or (ii) relates to any Proceeding between or among indemnified persons other than (A) claims against the Initial First Lien Term Lenders or their affiliates, in each case in their capacity or in fulfilling their role as the agent or arranger or any other similar role under the First Lien Term Facility (excluding their role as a Lender) to the extent such persons are otherwise entitled to indemnification under this paragraph and (B) claims arising out of any act or omission on the part of you, the Borrower or your or its respective subsidiaries.

Governing Law:
New York; provided that the interpretation of any provision of the Acquisition Agreement, including, without limitation, the determination of the accuracy of any representation or warranty or the satisfaction of any condition contained therein (including, without limitation, any determination or dispute concerning a “Company Material Adverse Effect” (as defined in the Acquisition Agreement) shall be governed by the internal laws of the State of California, and Section 9.08 of the Acquisition Agreement shall govern with respect thereto.

Counsel to the First Lien Administrative Agent, Co-Lead Arrangers and Joint Bookrunners:	Paul Hastings LLP.

ANNEX I to
EXHIBIT C

Interest Rates:	Initially, the interest rates under the First Lien Term Facility will be as follows:

At the option of the Borrower, LIBOR plus 6.00% or the Base Rate plus 5.00%.
With respect to any First Lien Term Loan borrowing, there shall be a minimum LIBOR rate (i.e. LIBOR prior to adding any applicable interest rate margins thereto) requirement of 1.50% per annum.

“Base Rate” shall mean, for any day, the greatest of (i) the prime commercial lending rate published in the Wall Street Journal as the “prime rate” as in effect on such day, (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2 of 1.00%, and (iii) the LIBOR Quoted Rate for such day plus 1.00% calculated on an actual day/365/366-day basis and payable quarterly in arrears.

“LIBOR Quoted Rate” shall mean, for any day, reserve-adjusted LIBOR based upon LIBOR for an interest period of one month as reported on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day.

“LIBOR” shall mean, with respect to the interest period requested, as the rate per annum for deposits in U.S. Dollars as reported on the LIBOR01 Page as of 11:00 a.m. (London, England time) two business days prior to the first day of the interest period.

The interest period applicable to LIBOR loans shall, at the Borrower’s election, be one, two, three, six or, if agreed to by all applicable Lenders, nine or 12 months or a shorter period, calculated on an actual day/360-day basis and payable on the last day of the applicable interest period, but in any case, at least quarterly.

Annex I-C-1

EXHIBIT D

Project Number
Senior Unsecured Increasing Rate Bridge Facilities
Summary of Principal Terms and Conditions3

Borrower:	The Borrower under the ABL Facilities.

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Bridge Administrative Agent:
Royal Bank will act as sole and exclusive administrative agent and sole and exclusive collateral agent (in such capacity, the “Bridge Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors acceptable to the Borrower, excluding any Disqualified Lender (together with the Initial Bridge Lenders, the “Bridge Lenders”), and will perform the duties customarily associated with such role.

Bridge Co-Lead Arrangers and Joint Bridge Bookrunners:
RBCCM and BMO Capital will act as the co-lead arrangers for the Bridge Facility (the “Bridge Co-Lead Arrangers”) and joint bookrunners (the “Joint Bridge Bookrunners”), and will perform the duties customarily associated with such roles.

Syndication Agent, Documentation Agent or Co-Documentation Agents:
The Borrower may designate additional financial institutions, reasonably acceptable to the Bridge Co-Lead Arrangers, to act as syndication agent, documentation agent or co-documentation agent as provided in the Commitment Letter.

Bridge Loans:
The Bridge Lenders will make senior unsecured increasing rate bridge loans (the “Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount of $250,000,000, minus the aggregate amount of Notes issued on the Closing Date (the “Bridge Facility”).

Purpose:
The proceeds of the Bridge Facility will be used by the Borrower on the Closing Date, together with the proceeds of the borrowings under the ABL Facility of up to the Closing Date ABL Amount and the First Lien Term Facility, proceeds from the issuance of the Notes (if any) (or any “demand securities” issued in lieu of the Notes), the proceeds from the Equity Contribution and certain cash available at the Target and its subsidiaries, solely to pay the Acquisition Funds; provided that additional drawings under the ABL Facility may be made on the Closing Date to fund any OID or upfront fee obligations of the Borrower arising pursuant to the “Market Flex” terms of the Fee

___________________
3All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the Exhibits thereto.  In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

Letter.

Ranking:
The Bridge Facility will rank pari passu with all existing and future senior indebtedness and senior to all existing and future senior subordinated indebtedness that expressly provide for their subordination to the Bridge Facility, and effectively junior to the ABL Facility and the First Lien Term Facility, to the extent of the value of the collateral securing such indebtedness.

Security:	None.

Guarantees:	All obligations of the Borrower under the Bridge Facility will be jointly and severally guaranteed by each Guarantor (as defined in Exhibit B and C), on a senior unsecured basis.

Interest Rates:
Interest for the first three months period commencing on the Closing Date shall be payable in respect of the Bridge Loans at (a) LIBOR (as defined below) plus (b) 950 bps, subject to a LIBOR floor of 1.50%.  Following the third month after the Closing Date, interest on the Bridge Loans shall increase by 50 bps per each full fiscal quarter thereafter.

“LIBOR” on any date, means the London Interbank Offered Rate for corresponding deposits of U.S. Dollars, adjusted for statutory reserve requirements, for a three month period (as determined two business days prior to the start of the applicable interest period).

Notwithstanding anything to the contrary set forth above, at no time shall the per annum yield on Bridge Loans be greater than the Senior Cap (as defined in the Fee Letter).

Interest Payments:	Interest on the Bridge Facilities will be payable in cash, quarterly in arrears.

Default Rate:
Upon the occurrence and during the continuance of any payment or bankruptcy event of default, overdue principal, interest and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Maturity:
All Bridge Loans will have an initial maturity date that is the one-year anniversary of the Closing Date (the “Bridge Loan Maturity Date”), which shall be extended as provided below.  If any of the Bridge Loans have not been previously repaid in full on or prior to the Bridge Loan Maturity Date, so long as no bankruptcy event of default has occurred and is continuing as of such date, and so long as the Borrower has paid the Extension Fee (as defined in the Fee Letter), such Bridge Loans shall automatically be extended into and become senior unsecured term loans (each, an “Extended Term Loan”) due on the date that is eight years after the Closing Date and having the terms set forth in Annex I hereto.  The date on which Bridge Loans become Extended Term Loans is referred to as the “Extension Date”.  At any time on or after the Extension Date, from time to time at the option of the Bridge Lenders, but no more than a number of times to be mutually agreed upon in any calendar month, the Borrower will issue exchange notes (the “Exchange Notes”) to evidence the indebtedness under the Extended Term Loans (in whole or in part) having an equal principal amount and having the terms set forth in Annex II hereto; provided that the Borrower may defer the first issuance of a series of Exchange Notes until such time as the Borrower shall have received requests to issue at least $50,000,000 in aggregate principal amount of Exchange Notes.

The Extended Term Loans will be governed by the provisions of the Bridge Facility Documentation and will have the same terms as the Bridge Facilities except as expressly set forth in Annex I hereto.  The Extended Term Loans and the Exchange Notes will not be considered to constitute new indebtedness of the Borrower but will evidence the same indebtedness as was evidenced by the Bridge Loans, which indebtedness will continue with full force and effect in the form of Extended Term Loans or Exchange Notes, as the case may be.  The Exchange Notes will be issued pursuant to an indenture that will have the terms set forth in Annex II hereto.  The Bridge Facility, the Extended Term Loans and the Exchange Notes shall be pari passu for all purposes.

Mandatory Prepayment:
The Borrower will be required to prepay the Bridge Loans on a pro rata basis at 100% of the outstanding principal amount thereof plus accrued and unpaid interest with (i) the net cash proceeds from the issuance of the Notes; provided that in the event any Bridge Lender or affiliate of a Bridge Lender purchases debt securities from the Borrower pursuant to a permitted securities demand at an issue price above the level at which such Bridge Lender or affiliate has reasonably determined such debt securities can be resold by such Bridge Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Bridge Lender or affiliate, be applied first to prepay the Bridge Loans of such Bridge Lender or affiliate (provided that if there is more than one such Bridge Lender or affiliate then such net cash proceeds will be applied pro rata to prepay the Bridge Loans of all such Bridge Lenders or affiliates in proportion to such Bridge Lenders’ or affiliates’ principal amount of debt securities purchased from the Borrower) prior to being applied to prepay the Bridge Loans held by other Bridge Lenders; (ii) the net cash proceeds from the issuance of any refinancing debt (to be defined in a mutually acceptable manner but which shall include, without limitation, any Permitted Bridge Loan Refinancing (as defined in Annex A to the Fee Letter)) by the Borrower or any of its restricted subsidiaries; (iii) the net cash proceeds from certain equity offerings (subject to exceptions to be agreed, including, without limitation, equity issued to any Investor) by the Borrower or any of its restricted subsidiaries and (iv) the net cash proceeds from any non-ordinary course asset sales or dispositions by the Borrower or any of its restricted subsidiaries in excess of amounts either reinvested in the business of the Borrower or its restricted subsidiaries in accordance with the ABL Facility Documentation and/or the First Lien Facility Documentation or required to be paid to lenders under secured indebtedness, in the case of any such prepayments pursuant to the foregoing clauses (i), (ii), (iii) and (iv) above with exceptions and baskets as are usual and customary for financings of this type to be set forth in the Bridge Facility Documentation and subject to Documentation Considerations (as defined below).

The Borrower will also be required to offer to prepay the Bridge Loans following the occurrence of a change of control (to be defined in the Bridge Facility Documentation and subject to Documentation Considerations) at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repayment.

Optional Prepayment:
The Bridge Facility may be prepaid, in whole or in part, without penalty or premium, at par plus accrued and unpaid interest upon not less than three business days’ prior written notice, at the option of the Borrower at any time.

Right to Resell Bridge Facility:
Each Lender shall have the absolute and unconditional right to resell or assign the Bridge Loans held by it in compliance with applicable law to any third party at any time, with the consent of the Borrower and with the consent of the Bridge Administrative Agent (in each case, not to be unreasonably withheld, conditioned or delayed); provided that (i) the Borrower’s consent shall not be required (x) after the occurrence and during the continuance of a payment or bankruptcy event of default or (y) to the extent that the Initial Bridge Lenders would continue to hold a majority in aggregate principal amount of the Bridge Loans after giving effect to such sale or assignment, and (ii) to the extent provided in Annex A to the Fee Letter, the Bridge Administrative Agent’s consent shall not be required.

Notwithstanding the foregoing, no assignments or participations may be made to Disqualified Lenders.

Conditions to Borrowing:	The availability of the borrowing under the Bridge Facility on the Closing Date shall be subject solely to the applicable conditions set forth in Section 6 of the Commitment Letter.

Bridge Facility Documents:
The definitive financing documentation for the Bridge Facility (the “Bridge Facility Documentation”) shall contain the terms set forth in this Exhibit D and, to the extent any terms are not expressly set forth in this Exhibit D, will be negotiated in good faith and shall contain such other terms as the Borrower and the Bridge Co-Lead Arrangers shall reasonably agree so as to reflect the operational requirements of the Borrower and its subsidiaries (after giving effect to the Transactions) in light of their size, industry, business, business practices and operations (collectively, the “Documentation Considerations”); it being understood and agreed that notwithstanding anything to the contrary in the Commitment Letter or in any Term Sheet, (i) there shall not be any conditions to the funding of the Bridge Facility on the Closing Date other than as set forth in Section 6 of the Commitment Letter, (ii) the definitive credit documentation for the Bridge Facility will be customary for bridge facilities of this type and contain high yield covenants, events of default, financial definitions and other provisions consistent with facilities being entered into at the time of affiliates of the Sponsor modified to fully reflect the terms of the Transactions, current market conditions and differences related to the Target and its business (including the consolidated results of operations of the Target at that time), with such basket sizes, exceptions and other modifications thereto as shall be reasonably agreed between the Borrower and the Bridge Co-Lead Arrangers subject to the Documentation Considerations, (iii) all leases of Parent, the Borrower and its subsidiaries that are treated as operating leases for purposes of GAAP on the date hereof shall continue to be accounted for as operating leases for purposes of the Bridge Facility Documentation, including “capital lease obligations” (or any like term), regardless of any change to GAAP following such date that would otherwise require such leases to be treated as capital leases, (iv) the Bridge Facility Documentation will permit (a) sale leasebacks to be undertaken in an aggregate amount and/or consisting of one or more asset types (in each case to be mutually agreed upon) (“Permitted Sale Leasebacks”), and (b) in lieu of any mandatory prepayment requirements that would otherwise be applicable thereto, the proceeds of Permitted Sale Leasebacks (up to an aggregate limit to be mutually agreed upon) to be applied (x) to prepay, repay or redeem indebtedness (including, without limitation, the redemption of Exchange Notes pursuant to the third paragraph under the caption “Optional Redemption” in Annex II to this Exhibit D), and/or (y) subject to certain customary restrictions to be agreed upon, to make one or more cash dividends or distributions to any direct or indirect parent company of the Borrower, subject, in the case of this clause (iv), to the Documentation Considerations, and (v) the Bridge Documentation Principle (as defined in Annex A to the Fee Letter) shall apply to the Bridge Facility Documentation (collectively, the “Applicable Bond Standard”).

The representations and warranties, covenants and events of default contained in the Bridge Facility Documentation shall consist solely of the following, in each case, applicable to Parent, the Borrower and the Borrower’s restricted subsidiaries.

Representations and Warranties:
The Bridge Facility Documentation will contain representations and warranties as are substantially similar to those for the First Lien Term Facility, with modifications customary for bridge loan financings of this type to the extent necessary to reflect differences in documentation and that the Bridge Facility is unsecured.

Covenants:
The Bridge Facility Documentation will contain such affirmative and negative covenants applicable to the Borrower and its restricted subsidiaries as are usual and customary for high yield securities and consistent with the Applicable Bond Standard, which covenants will be incurrence based covenants, but in any event less restrictive than those in the First Lien Term Facility and to contain, among other exceptions, the exceptions to the negative covenants described in Exhibit C.  Prior to the Bridge Loan Maturity Date, the restricted payments and debt incurrence covenants shall be more restrictive than is customary for high yield senior secured debt securities in a manner to be mutually agreed.

Unrestricted Subsidiaries:	Customary for high-yield senior debt offerings.

Financial Covenants:	None.

Events of Default:
Limited to (and subject to materiality thresholds, baskets, grace periods and other exceptions and qualifications to be agreed): nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy or insolvency of the Borrower or its material restricted subsidiaries; material monetary judgments; and actual or asserted invalidity of a material Guarantor’s guaranty or material security interest; and consistent with the Applicable Bond Standard (and in any event to be less restrictive, in each case, than the events of default contained in the First Lien Term Facility).

Voting:
Amendments and waivers of the Bridge Facility Documentation will require the approval of Bridge Lenders holding more than 50% of the aggregate principal amount of the Bridge Facility, except that the consent of each Lender directly adversely affected thereby shall be required with respect to (a) reductions of principal (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute a reduction in principal), interest (other than a waiver of default interest) or fees payable to such Lender, (b)

extensions of the final maturity of the Bridge Facility (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an extension of the final maturity date) of such Lender or the due date of any interest or fee payment, (c) releases of all or substantially all Guarantors (other than in connection with any sale of the relevant Guarantor permitted by the Bridge Facility Documentation) and (d) changes in voting thresholds.
The Bridge Facility Documentation shall contain customary provisions for replacing defaulting Lenders (the definition of which is to be substantially consistent with, and in any event no less favorable to the Borrower than, the current LSTA model credit agreement provisions), replacing Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least 50% of the aggregate amount of the loans and commitments under the Bridge Facility shall have consented thereto.

Cost and Yield Protection:	Customary for financings of this kind.

Expenses and Indemnification:
If the Closing Date occurs, the Borrower shall pay all reasonable, documented and invoiced out-of-pocket costs and expenses of the Bridge Administrative Agent and the Commitment Parties (without duplication) associated with the syndication of the Bridge Facility and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Bridge Facility Documentation (including the reasonable, documented and invoiced legal fees of a single firm of counsel identified herein or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)).
The Borrower will indemnify the Bridge Administrative Agent, the Commitment Parties, the Bridge Lenders and their affiliates, and the officers, directors, employees, advisors, agents, controlling persons and other representatives and their successors and permitted assigns of each of the foregoing, and hold them harmless from and against all losses, claims, damages, liabilities and reasonable, documented and invoiced out-of-pocket fees and expenses (limited to reasonable, documented and invoiced legal fees of a single firm of counsel for all indemnified parties, taken as a whole, and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all indemnified parties taken as a whole (and, in the case of an actual conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each group of affected indemnified persons similarly situated, taken as a whole)) of any such indemnified person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no indemnified person will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it (i) has been determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the willful misconduct, bad faith or gross negligence of such indemnified person or any of such indemnified person’s affiliates or controlling persons or any of the officers, directors, employees, agents or other representatives, advisors, or members or other equity holders of any of the foregoing or (B) a breach of the obligations of such indemnified person or any of such indemnified person’s affiliates under the Bridge Facility Documentation or (ii) relates to any Proceeding between or among indemnified persons other than (A) claims against the Initial Bridge Lenders or their affiliates, in each case in their capacity or in fulfilling their role as the agent or arranger or any other similar role under the Bridge Facility (excluding their role as a Lender) to the extent such persons are otherwise entitled to indemnification under this paragraph and (B) claims arising out of any act or omission on the part of you, the Borrower or your or its respective subsidiaries.

Governing Law and Forum:
New York; provided that the interpretation of any provision of the Acquisition Agreement, including, without limitation, the determination of the accuracy of any representation or warranty or the satisfaction of any condition contained therein (including, without limitation, any determination or dispute concerning a “Company Material Adverse Effect” (as defined in the Acquisition Agreement) shall be governed by the internal laws of the State of California, and Section 9.08 of the Acquisition Agreement shall govern with respect thereto.

Counsel to the Bridge Administrative Agent, Bridge Co-Lead Arrangers and Joint Bridge Bookrunners:	Paul Hastings LLP.

ANNEX I to
EXHIBIT D

Extended Term Loans

Maturity:	The Extended Term Loans will mature on the date that is eight years after the Closing Date.

Interest Rate:
The Extended Term Loans will bear interest at a rate per annum (the “Extended Term Loan Interest Rate”) equal to the sum of the Extension Rate plus the Extension Spread (each determined as set forth below); provided that the Extended Term Loan Interest Rate shall at no time exceed the Senior Cap.  Interest shall be payable quarterly and on the maturity date of the Extended Term Loans, in each case payable in arrears and computed on the basis of a 360-day year.

The term “Extension Rate” means the rate per annum in effect for the Bridge Facility on the date immediately prior to the Extension Date.

The “Extension Spread” will equal, with respect to any Extended Term Loan, 0.50% during the three-month period commencing on the Extension Date for such Extended Term Loan and shall increase by 0.50% per annum at the beginning of each subsequent three-month period.

Default Rate:
Upon the occurrence and during the continuance of any payment or bankruptcy event of default, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Guarantees:	Same as the Bridge Loans.

Security:	Same as the Bridge Loans (i.e. none).

Covenants, Defaults and Mandatory Offers to Purchase:
Upon and after the Extension Date, the covenants, mandatory offers to purchase and defaults which would be applicable to the Exchange Notes, if issued, will also be applicable to the Extended Term Loans in lieu of the corresponding provisions of the Bridge Facility.

Optional Prepayment:	The Extended Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Annex I-D-1

ANNEX II to
EXHIBIT D

Exchange Notes

Issuer:
The Exchange Notes will be issued under an indenture capable of being qualified under the Trust Indenture Act of 1939, as amended.  The Borrower, in its capacity as the issuer of the Exchange Notes, is referred to as the “Issuer”.

Principal Amount:
The Exchange Notes will be issued on or after the Extension Date.  The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Term Loan in respect of which it is issued.  In the case of a partial exchange, the minimum amount of Extended Term Loans to be exchanged for Exchange Notes will be $50,000,000.

Maturity:	The Exchange Notes will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Exchange Notes will bear interest payable semi-annually at a weighted average yield but which shall not exceed the Senior Cap.

Guarantees:	Same as the Extended Term Loans.

Security:	Same as the Extended Term Loans (i.e. none).

Offer of Purchase upon Change of Control:
The Issuer will be required to make an offer to repurchase the Exchange Notes following the occurrence of a change of control (to be defined in a manner consistent with the Applicable Bond Standard) at a price in cash equal to 101% (or 100% in the case of Exchange Notes held by the Commitment Parties or their respective affiliates other than asset management affiliates purchasing Exchange Notes in the ordinary course of their business as part of a regular distribution of Exchange Notes (“Asset Management Affiliates”)) of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase, unless the Issuer shall redeem such Exchange Notes pursuant to the “Optional Redemption” section below.

Offer to Purchase from Asset Sale Proceeds:
The Issuer will be required to make an offer to repurchase the Exchange Notes (and, if outstanding, prepay the Extended Term Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase with a portion of the net cash proceeds from any non-ordinary course asset sales or dispositions (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries in excess of amounts either reinvested in the business of the Borrower or its subsidiaries or required to be paid to lenders under the ABL Facility, the First Lien Term Facility or the holders of certain other secured indebtedness, with such proceeds being applied to the Extended Term Loans, the Exchange Notes and the Notes in a manner to be agreed, subject to other exceptions and baskets usual and customary for financings of this type and consistent with the Applicable Bond Standard.

Optional Redemption:
The Exchange Notes will be non-callable (subject to the exceptions in the two succeeding paragraphs below) until the fourth anniversary of the Closing Date.  Thereafter, each Exchange Note will be redeemable at the option of the Borrower at a

Annex II-D-1

premium equal to 50% of the coupon on such Exchange Note, declining ratably to par on the date that is two years prior to the maturity date of the Exchange Notes.

Prior to the fourth anniversary of the Closing Date, the Borrower may redeem Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the fourth anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Borrower may redeem up to 35% in the aggregate of the Exchange Notes with proceeds from any equity offering and/or proceeds of up to an amount to be agreed upon of certain sale leasebacks to be permitted under the indenture at a redemption price equal to par plus the coupon on such Exchange Notes.

The optional redemption provisions will be otherwise customary for high yield transactions and consistent with the Applicable Bond Standard.
Notwithstanding any of the foregoing, any Exchange Notes held by (and for so long as they are held by) the Commitment Parties or their respective affiliates (other than Asset Management Affiliates) shall be redeemable at any time and from time to time at the option of the Borrower at a redemption price equal to par plus accrued and unpaid interest to the redemption date.

Defeasance Provisions:	Customary for high yield transactions and consistent with the Applicable Bond Standard.

Modification:	Customary for high yield transactions and consistent with the Applicable Bond Standard.

Covenants:	Customary for publicly traded high yield debt securities and consistent with the Applicable Bond Standard.

Registration Rights:
The Issuer shall use commercially reasonable efforts to file, within 270 days after the first issuance of Exchange Notes (the date of such issuance, the “Issue Date”), and will use commercially reasonable efforts to cause to become effective, as soon thereafter as practicable following the Issue Date, a shelf registration statement with respect to the Exchange Notes (such registration statement, a “Shelf Registration Statement”), which Shelf Registration Statement shall contain all financial statements required under the Securities Act of 1933, as amended (the “Act”).  If a Shelf Registration Statement is filed, the Issuer will keep such Shelf Registration Statement effective and available (subject to customary exceptions) until it is no longer needed to permit resales of the Exchange Notes; provided that in no event shall the Issuer be required to keep such Shelf Registration Statement effective and available for more than two years after the Issue Date.  If within 360 days from the Issue Date, a Shelf Registration Statement has not been declared effective, then the Issuer will pay additional interest of 0.25% per annum on the principal amount of Exchange Notes (which rate of additional interest shall increase by 0.25% per annum after 90 days to a maximum of 1.00% per annum) to the holders of such Exchange Notes, to the extent that such holder is unable to freely transfer such Exchange Note, from and including the 361st day after the Issue Date but excluding the effective date of the Shelf Registration Statement with respect to such Exchange Note.  All accrued additional interest will be

Annex II-D-2

paid in arrears on each semi-annual interest payment date.

In lieu of a Shelf Registration Statement, the Issuer at its option may file a registration statement with respect to notes having terms identical to the Exchange Notes (the “Substitute Notes”) to effect a registered exchange offer (the “Exchange Registration Statement”) in which the Issuer offers to holders of Exchange Notes registered Substitute Notes in exchange for the Exchange Notes.  In such case, if the Exchange Registration Statement has not been declared effective and an exchange offer for the Exchange Notes pursuant to the Exchange Registration Statement has not been consummated within 360 days from the Issue Date, the Issuer will pay additional interest for the same periods and at the same rates (subject to the same caps) as described in the previous paragraph.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.

Events of Default:	Customary for high yield transactions and consistent with the Applicable Bond Standard (but in any event, in each case, less restrictive than those in the First Lien Term Facility).

Governing Law and Forum:	New York.

Annex II-D-3

EXHIBIT E
Project Number
Summary of Additional Conditions4

The initial borrowings under the Credit Facilities shall be subject to the following conditions (subject in all respects to the Certain Funds Provisions):

1.	[Reserved].

2.
The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Credit Facilities shall be consummated, in all material respects in accordance with the terms of the Draft Acquisition Agreement, after giving effect to any changes, modifications or amendments, or consents or waivers by you, other than those that are materially adverse to the interests of the Lenders, without the prior consent of the Co-Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided that (x) any reduction in the purchase price for the Acquisition of not greater than 15% shall be deemed to be not materially adverse to the Lenders so long as any such reduction in the purchase price for the Acquisition is applied (i) first, to reduce the amount of the Equity Contribution to such amount as would still satisfy condition 3 below and (ii) second, the balance (if any) of any reduction in the purchase price for the Acquisition shall be applied to reduce (on a pro rata basis) the funded amount under the Senior Credit Facilities on the Closing Date.  Each of the Co-Lead Arrangers hereby acknowledges that it is satisfied with the Draft Acquisition Agreement.

3.
The Equity Contribution shall have been made, or substantially simultaneously with the initial borrowings under the Credit Facilities, shall be made, in at least the amount set forth in Exhibit A to the Commitment Letter.

4.	[Reserved].

5.
Since the date of the Acquisition Agreement, there shall not have been any Event (as defined in the Acquisition Agreement), change or occurrence that, individually or together with any other Event (as defined in the Acquisition Agreement), has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in the Acquisition Agreement).

6.
After giving effect to the Transactions, the Borrower and its restricted subsidiaries shall have outstanding no third party indebtedness for borrowed money, other than (i) the ABL Facility, (ii) the First Lien Term Facility, (iii) the Bridge Facility and/or the Notes (or any “demand securities” issued in lieu of the Notes), (iv) indebtedness disclosed in or permitted to remain outstanding under the Draft Acquisition Agreement, and (v) other indebtedness to be agreed upon by the Borrower and the Co-Lead Arrangers.

7.
The Co-Lead Arrangers shall have received (a) unaudited consolidated balance sheets and related statements of income and cash flows of Target for each fiscal quarter commencing on or after April 3, 2011 and ended at least 45 days prior to the Closing Date and (b) a pro forma

________________

4
Capitalized terms used in this Exhibit E shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit E is attached (the “Commitment Letter”). In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit E shall be determined by reference to the context in which it is used.

E-1

consolidated balance sheet and related pro forma income statement of the Target as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 90 days prior to the Closing Date (if such period is a fiscal year end of the Target) or ended at least 45 days prior to the Closing Date (if such period is a fiscal quarter of the Target), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income).

8.	[Reserved].

9.
With respect to the ABL Facility, subject to in all respects to the Certain Funds Provisions and the limitations described under “Security” in Exhibit B, all documents and instruments required to create and perfect the ABL Administrative Agent’s security interest in the Revolver Collateral and the Remaining Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

10.
Minimum excess availability under the ABL Facility and the Borrowing Base (together with any unrestricted cash and cash equivalents of the Target and its subsidiaries) of $50,000,000 at closing after giving effect to the initial advance and closing costs.

11.
With respect to the First Lien Term Facility, subject in all respects to the Certain Funds Provisions and the limitations described under “Security” in Exhibit C, all documents and instruments required to create and perfect the First Lien Administrative Agent’s security interest in the Remaining Collateral and the Revolver Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

12.
The Administrative Agents and the Co-Lead Arrangers shall have received all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing by the Administrative Agents and the Co-Lead Arrangers at least 10 days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

13.
(i) The execution and delivery by the Borrower and the other Guarantors (as such terms are defined in Exhibit B) of the ABL Facility Documentation; the execution and delivery by the Borrower and the Guarantors (as such terms are defined in Exhibit C) of the First Lien Term Facility Documentation; and the execution and delivery by the Borrower and the Guarantors (as such terms are defined in Exhibit D) of the Bridge Facility Documentation (collectively, the “Facilities Documentation”) (including Guarantees by the applicable Guarantors) which shall, in each case, be in accordance with the terms of the Commitment Letter and subject to the Certain Funds Provisions set forth in the Commitment Letter and (ii) delivery to the ABL Co-Lead Arrangers, the First Lien Co-Lead Arrangers, and the Bridge Co-Lead Arrangers of customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case of the Borrower and the Guarantors (as such terms are defined in Exhibits B, C and D) (to the extent applicable) and a customary solvency certificate, as of the Closing Date and after giving effect to the Transactions with respect to the Borrower and its subsidiaries, on a consolidated basis.

14.
All fees required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business

E-2

days prior to the Closing Date, shall, upon the initial borrowing under the Credit Facilities, have been paid (which amounts may be offset against the proceeds of the Credit Facilities).

15.
With respect to the Bridge Facility, (a) you shall have appointed one or more investment banks (collectively, the “Investment Banks”) to sell or privately place the Notes and (b) you shall have provided the Investment Banks with (i) a customary preliminary offering memorandum suitable for use in a customary U.S. “high yield road show” relating to the Notes and in customary form for preliminary offering memoranda used in private placements of non-convertible debt securities under Rule 144A, including or incorporating all financial statements and other information that would customarily be included in offering memoranda for use in Rule 144A debt offerings; provided that this condition shall be deemed satisfied if such preliminary offering memorandum excludes the “description of notes” and other information or sections that would customarily be provided by the Investment Banks or their counsel, and (ii) drafts of customary “comfort” letters with respect to the financial information in the offering memorandum by auditors of the Target which such auditors are prepared to issue upon completion of customary procedures.  The Investment Banks shall have been afforded a period of at least 15 consecutive business days (ending not earlier than the third business day prior to the Closing Date) following the satisfaction of the condition set forth in the immediately preceding sentence (the “Marketing Period”) to seek to offer and sell or privately place the Notes with qualified purchasers thereof; provided, however, that the Marketing Period shall (i) not include any day from November 21, 2011 through November 25, 2011 and (ii) either conclude on or before December 19, 2011 or commence on or after January 4, 2012.

16.
In the case of the ABL Facility, the ABL Administrative Agent shall have received, in form and substance reasonably satisfactory to the ABL Administrative Agent and the Co-Lead Arrangers (a) a field examination and inventory appraisal and such other reports, audits or certifications as the ABL Administrative Agent and the Co-Lead Arrangers may reasonably request in respect of the Borrowing Base Collateral not less than 10 business days prior to the Closing Date and (b) a Borrowing Base Certificate prepared as of the last day of the last month ended at least 15 days prior to the Closing Date.

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